UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
National Instruments Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Statement
National Instruments Corporation | 2023 Annual Meeting of Stockholders

Letter to our Stockholders from
our Board Chair and our Chief Executive Officer and President
March 27, 2023
Dear Fellow Stockholders,
On behalf of our Board of Directors (the “Board”) and management team of National Instruments Corporation (the “Company” or “NI”), we are pleased to invite you to attend our virtual 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on May 9, 2023, at 9:00 a.m., Central Daylight Time. A notice of the meeting and our 2023 Proxy Statement containing important information about the matters to be voted upon and instructions on how you can vote your shares follow this letter.
This year we are offering a virtual stockholder meeting through which you can view the Annual Meeting, submit questions and vote online. We will also provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/NATI2023. A webcast, slides, and audio of the entire Annual Meeting will be available on the Investor Relations page of our Company website within a few days of the meeting and will remain available for one year from the date of the meeting. We hope this will enable those who cannot attend the virtual meeting in real-time to hear NI’s executives discuss our plans. In addition, we make available at our Investor Relations website a variety of information for investors. Our goal is to maintain the Company Investor Relations page as a portal through which investors can easily find or navigate to pertinent information about us.
Your vote is important to us. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you can vote at the meeting (electronically), even if you have previously submitted your proxy.
On behalf of the Board, we would like to express our appreciation for your continued investment in NI. We look forward to greeting as many of you as possible.
Sincerely,

Michael E. McGrath Board Chair	Eric H. Starkloff CEO and President

Notice of 2023 Annual

Meeting of Stockholders
Meeting Information Date & Time Tuesday, May 9, 2023 9:00 a.m., CDT Location Via live webcast by visiting the following website: www.virtualshareholdermeeting.com/NATI2023 Record Date March 13, 2023
How to Vote
Your vote is important! Please vote your shares at the meeting (electronically) or in one of the following ways:
By Internet	By Phone	By Mail	By Mobile Device
Visit the website listed in your notice of internet availability of proxy materials or your proxy or voting instruction form	Call the toll-free voting number in your voting materials	Mail your completed and signed proxy or voting instruction form	Scan the QR Barcode on your voting materials
Items of Business
1	Elect the director nominees named in our proxy statement for a term of three years.
2	Approve, on an advisory (non-binding) basis, National Instruments Corporation's executive compensation program.
3	Approve, on an advisory (non-binding) basis, the frequency of stockholder votes on National Instruments Corporation’s executive compensation program.
4	Ratify the appointment of Ernst & Young LLP as the National Instruments Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
5	Consider any other business properly brought before the meeting.
By Order of our Board of Directors,

R. Eddie Dixon, Jr.
Chief Legal Officer, Senior Vice President & Secretary
March 27, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 9, 2023: National Instruments Corporation’s 2023 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2023 are available at:
www.virtualshareholdermeeting.com/NATI2023

This Notice and the accompanying Proxy Statement, 2022 Annual Report, and Proxy Card or voting instruction form were first made available to stockholders beginning on March 27, 2023. You may vote if you owned shares of our common stock at the close of business on March 13, 2023, the record date for notice of and voting at our Annual Meeting.

INTRODUCTION
This Proxy Statement contains the information that a stockholder should know before voting on the proposals described in the Notice. This introduction highlights certain information contained in this Proxy Statement as well as other relevant information. You should read the entire Proxy Statement carefully before voting.
Our Business
In 1976 we started a business to connect instruments with software and personal computers that transformed how engineers test and measure technological innovations. Decades later that vision continues to drive our call for companies to Engineer Ambitiously. NI’s enterprise approach to test combines our deep expertise with software that connects systems and data. This approach is revolutionizing how enterprises use test insights to drive their product and business performance. We are always pushing to create new technology that empowers our customers to solve the world’s toughest challenges.
We continue to experience strong demand from our customers across all geographic regions and end markets that we serve, with the value of total orders during 2022 increasing by approximately 10% compared to the same period in 2021. We remain focused on key areas our customers are investing in, such as wireless semiconductors and electronics, vehicle electrification and active safety systems. While we expect to continue experiencing some challenges related to supply chain constraints, we are optimistic about our ability to maintain competitive lead times while continuing to maintain higher backlog levels, and we remain committed to our target of delivering at least 300 bps of non-GAAP operating margin improvement in 2023.
Our Strategy
Our overarching goal is to be the leader in software-connected automated test and automated measurement systems. This core strategic vision provides a framework to help us achieve our financial goals of accelerated growth and enhanced profitability by:
•	Delivering value that gives our customers a competitive advantage;
•	Providing differentiated adaptable software-connected test systems based on open software and modular hardware, including cloud-enabled capabilities;
•	Focusing on industry-specific applications that benefit most from our differentiation;
•	Enhancing our software, systems and data offerings to more fully meet customers' enterprise-wide challenges; and
•	Aligning resources to the critical needs of our growth strategy to drive efficiency in our cost structure.
We are deliberate about the market opportunities we pursue to accelerate growth by targeting applications where we believe our systems can provide significant value to our customers. We believe our long-term track record for innovation and our differentiation in the market helps support the success of our customers, employees, community, and stockholders.
We utilize our expertise to partner with engineers and enterprises around the world to push the limits of innovation. We help our customers solve current and future test challenges, and reach speed, scale and efficiency across their product development cycle.
Business Evolution
Our business has undergone a transformation to improve performance, enhance customers engagements, and align investments to high growth opportunities. We remain focused on accelerating our strategy for sustainable long-term growth, executing on our business goals, winning in our markets, and delivering increased value to all stakeholders.
Company Culture: Core Values and Corporate Identity
We believe our financial performance in 2022 is a direct result of strategic changes made over the last several years. We believe the transparency of our strategy has enabled our employees to better understand how their role can make an impact toward achievement of our short- and long-term financial targets.
i

We place a high degree of emphasis on employee engagement globally and believe that job satisfaction, clear career paths, and the difference our employees can make to our customers and society through engineering ambitiously will lead to a high performing global workforce. Our employees are a diverse community of problem-solvers who share a passion for positive impact and personal growth. Everyone brings something unique and is a vital member of an inclusive high performing team. When asked, NIers around the world say that our people are why they work here.
Our employee engagement scores have increased over the last three years when organizational change was at its highest. Successful retention of our talent is a key measure of our sustainability as an organization and thus a strategic focus for our executive leadership team.
Our Core Values are the principles that guide the way we behave, the work we do, and the decisions we make. They are the foundation of our culture and determine how we engage with our customers, communities, and each other.
•	Be Bold: As creative problem solvers, we challenge the status quo and think big to shape the future for ourselves, our customers, our communities, and our planet.
•	Be Kind: We value different perspectives and seek to help one another be more effective through candid feedback and a supportive community where everyone belongs.
•	Be Connectors: We are in this together. By sharing viewpoints and collaborating as one, we can sharpen, hone, and propel our best ideas forward.
We believe these values represent the strong culture of NI and how we want to be seen both internally at NI and externally with all our stakeholders. These are the values that we assess in both recruiting and retention.
Value for all our Stakeholders
We are focused on creating long-term value for all our stakeholders. Our ability to accelerate growth and generate profit delivers value to our customers, employees, stockholders, and community. Customers benefit from our continued investment in our technology and the expertise to support their success and technology needs. Employees benefit through the creation of opportunities for personal career growth and development. Stockholders benefit from receiving a solid return on the investment they make in us. Our success benefits our community of developers that build on our technology as well as the communities where we live, work, and give back.

# Long-Term Commitment for All Our Stakeholders

Customers
Employees
Stockholders
Community

Corporate Impact
We believe businesses of all kinds should be a leading force for good. This is the right thing to do and is vital to our long-term stability as part of a diverse and interconnected system — our company, our communities, and our planet — that must work together to survive and thrive. Our corporate impact work is critical to fulfilling the promise of NI’s 100-year plan: to deliver consistent, lasting value for all our stakeholders across time.
ii

Our corporate impact strategy outlines how we will put our people, partners, and products to work to benefit society and the planet. The strategy is based on a materiality analysis and interviews conducted with stakeholders, including NI stockholders, leaders, employees, suppliers, partners, and customers to identify the areas where our potential for impact meets our unique role as test and measurement engineering leaders. It sets out a vision for a more just and sustainable world that is focused on three core ideas: changing the faces of engineering; building an equitable and thriving society; and engineering a healthy planet. We measure our success through 15 ambitious goals for 2030. Progress to these goals and greater details on our corporate impact strategy can be found on our website at www.ni.com/en-us/about-ni/corporate-impact.html.
Proper governance of Environment, Social and Governance (“ESG”) programs and initiatives like these are structured to ensure efforts are truly cross-functional and collaborative while delivering on their goals.
The Board oversees ESG matters through its governance, audit, and compensation committees. Key members of the executive leadership team (“ELT”) provides management guidance through the Corporate Impact Council that meets regularly.
INVESTOR ENGAGEMENT PROGRAM
In recent years we have actively solicited the perspectives of many of our stockholders to help identify focus areas and priorities for the coming year. For example, outreach efforts in the fourth quarter of 2022 included requesting calls with our top 20 institutional stockholders. The discussions held with those who accepted our invitation were directed primarily toward the resiliency of our business and the importance of our culture. Topics of discussion included, among others: (i) elevation and progress of diversity initiatives since 2020; (ii) launch of our first Corporate Impact metrics report; (iii) our continued focus on environmental initiatives; and (iv) our executive compensation program.
Each year the constructive and candid feedback we receive during these investor meetings helps inform our priorities, assess our progress, and enhance our corporate governance practices and disclosures.
CORPORATE GOVERNANCE
In prior years, we have taken action to enhance our governance practices in response to stockholder feedback. The following are some of the steps that we have taken in order to address issues our stockholders and other members of the investment community have identified as priorities.

We will continue to consider other actions we should take in response to our stockholder feedback and will continue to enhance our stockholder engagement program in order to consistently engage with, listen to, and learn from our stockholders.
Qualifications and Experience of Directors
In considering each of our directors, the Board and the Nomination & Governance Committee has evaluated a potential director’s background, qualifications, attributes and relevant skills. The Board and the Nomination & Governance Committee have considered those nomination criteria described below, as well as the value of the relationships directors have formed while working together on the Board and the deep knowledge of NI they have developed as a result of such service. The Board and the Nomination & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.
We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and relevant skills, and represent a balance of experience with NI and a fresh perspective. The table below summarizes some of the experience, qualifications, attributes and skills of our directors. This high-level summary is not intended to
iii

be an exhaustive list of our directors’ skills or contributions to the Board, but an identification of special expertise or prominence that a particular director may bring to the Board as a whole. Further information on each director, including his or her specific experience, qualifications, attributes and skills, is set forth in the biographies of this Proxy Statement.
iv

Our Directors’ Skills and Diverse Qualifications

v

In addition, the Nomination & Governance Committee and the Board consider diversity in the characteristics of director candidates, including each candidate’s unique background, with the goal of enhancing the Board’s ability to effectively perform its oversight function.
Board Diversity Matrix (as of March 13, 2023)

Our Board is divided into three classes, with the terms of the Class II directors expiring this year. Upon recommendation from the Nomination & Corporate Governance Committee, the Board has nominated Mr. Michael E. McGrath and Mr. Alexander M. Davern for election at the Annual Meeting to serve for a term of three years.
Michael McGrath Independent	Alexander M. Davern Director
Age: 73 Director Since: 2014 Committees: Audit, Nomination & Governance Other Public Boards: 0	Age: 56 Director Since: 2017 Committees: None Other Public Boards: 3
vi

PROXY STATEMENT

NATIONAL INSTRUMENTS CORPORATION
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The Board of Directors (the “Board”) of National Instruments Corporation, a Delaware corporation (“NI” or the “Company”), has made proxy materials available to you on the internet or, upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2023, at 9:00 AM, Central Daylight Time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/NATI2023.
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), NI is furnishing proxy materials to NI’s stockholders on the internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 27, 2023.
NI's corporate offices are located at 11500 North Mopac Expressway, Austin, Texas 78759. NI’s general corporate telephone number is (512) 683-0100.
Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability of proxy materials, proxy statements and annual reports. This means that, unless NI has received instructions to the contrary, only one copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to any stockholder who contacts our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759, (512) 683-5215, requesting such copies. If stockholders living in the same household are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed versions of such other proxy materials and would like to receive a single copy of these documents in the future, the stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.
Record Date; Outstanding Shares
Stockholders of record at the close of business on March 13, 2023 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 131,496,338 shares of NI’s common stock, $0.01 par value, were issued and outstanding.
Voting and Solicitation
Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors in Proposal One, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected. However, pursuant to the terms of our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of “withhold” votes than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. See “Proposal One: Election of Directors—Vote Required; Recommendation of the Board of Directors” for additional information on these guidelines.
The affirmative vote of a majority of the shares of NI common stock that are present at the meeting (electronically) or by proxy, and entitled to vote, will be required to approve Proposals Two, Three, and Four.
1

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend and vote via live webcast. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.
The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.
In addition, NI has retained McKenzie Partners, Inc. to assist with proxy solicitation for an estimated fee of $15,000, plus out-of-pocket expenses.
Treatment of Abstentions and Broker Non-Votes
Abstentions
Abstentions will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business, (ii) for purposes of determining the number of outstanding shares entitled to vote and voted, at the meeting (electronically) or by proxy, and (iii) for purposes of determining the number of shares issued and outstanding and entitled to vote. Thus, abstentions will have the same effect as a vote against Proposals Two, Three, and Four. There is no voting option to abstain with respect to Proposal One.
Broker Non-Votes
A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Four), or if you provide instructions on how to vote by following the instructions provided to you by your broker.
So long as a broker has discretion to vote on at least one item presented at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. On other proposals for which the broker has expressly not voted, broker non-votes will not be counted: (i) as votes cast with respect to Proposal One, or (ii) for purposes of determining the number of outstanding shares entitled to vote, that are present at the meeting (electronically) or by proxy, with respect to Proposals Two and Three. Accordingly, broker non-votes will have no effect on the outcome of the voting on Proposal One, Two or Three. There will be no broker non-votes with respect to Proposal Four.
Tabulation and Reporting of Voting Results
Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. NI will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Revocability of Proxies
Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote at the Annual Meeting.
2

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Stockholders of NI may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2024 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2023, stockholder proposals must be received by the Secretary of NI no later than November 27, 2023 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Under NI’s amended and restated bylaws (the “Bylaws”), a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of NI’s outstanding common stock continuously for at least three years, may nominate and include in our proxy materials for our 2024 annual meeting, director nominees constituting up to the greater of (i) 20% of the number of directors serving on the Board as of November 27, 2023 and (ii) two directors, provided that such nominees do not exceed half of the directors to be elected at an annual meeting and that the requirements set forth in the Bylaws are satisfied. To utilize such “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in the Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the first anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2024 annual meeting would be no earlier than October 28, 2023 and no later than November 27, 2023.
The Bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s proxy statement. Except as provided above, for director nominations or other business to be properly brought before NI’s 2024 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 26, 2024 and no earlier than December 27, 2023. If the date of NI’s 2024 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of this Annual Meeting, a stockholder’s notice of a proposal will be timely if it is received by NI by the close of business on the later of (i) the 90th day prior to the 2024 annual meeting and (ii) the 10th day following the day NI first publicly announces the date of the 2024 annual meeting.
The proxy grants the proxy holders discretionary authority to vote on any matter raised at an annual meeting of stockholders. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2024 annual meeting.
The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A copy of the full text of the Bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Secretary.
3

PROPOSAL ONE: ELECTION OF DIRECTORS
General
NI’s Board is divided into three classes, with the term of the office of one class expiring each year. The authorized number of directors which constitutes the entire Board is currently eight, with three directors in Class I, two directors in Class II, and three directors in Class III.
The terms of office of our Class II directors will expire at the Annual Meeting and include Mr. Michael E. McGrath and Mr. Alexander M. Davern. Our Board has nominated Mr. Michael E. McGrath and Mr. Alexander M. Davern for election at the Annual Meeting as Class II directors to serve for a term of three years.
The terms of office of Class III directors Ms. Gayla J. Delly, Dr. Gerhard P. Fettweis, and Ms. Duy-Loan T. Le will expire at the 2024 annual meeting. The terms of office of our Class I directors Mr. James E. Cashman, III, Mr. Liam K. Griffin, and Mr. Eric H. Starkloff will expire at the 2025 annual meeting.
Under the listing requirements of the Nasdaq Stock Market (“Nasdaq”), a majority of the Board must be comprised of independent directors. The Board has determined that each of Mr. Cashman, Ms. Delly, Dr. Fettweis, Mr. Griffin, Ms. Le, and Mr. McGrath is independent under applicable Nasdaq listing standards.
Vote Required; Recommendation of the Board of Directors
Directors shall be elected by a plurality of the votes. Each stockholder will be entitled to vote for two nominees and the two nominees receiving the greatest number of affirmative votes of the shares present at the meeting (electronically) or represented by proxy at the Annual Meeting, and entitled to vote in the election of directors, shall be elected to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum. Cumulative voting is not permitted by NI’s Certificate of Incorporation.
Pursuant to NI’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of “withhold” votes from his or her election than votes “for” such election, shall promptly tender his or her resignation following certification of the stockholder vote. In such event, the Nomination & Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withhold” votes. In making this recommendation, the Nomination & Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders withheld votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to NI, whether by accepting such resignation NI will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of NI and its stockholders.
The Board will act on the Nomination & Governance Committee’s recommendation no later than 90 days following its receipt of such recommendation. In considering the Nomination & Governance Committee’s recommendation, the Board will consider the factors considered by the Nomination & Governance Committee and such additional information and factors the Board believes to be relevant.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not currently expected that any nominee will be unable or will decline to serve as a director.
The Board of Directors unanimously recommends a vote “FOR” the nominees listed below.
4

Nominees for Election at the Annual Meeting
The Nomination & Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the two individuals set forth in the table below for nomination by our full Board. Based on such recommendation, our Board nominated such directors for election at the Annual Meeting. The Board has determined that Mr. Michael E. McGrath is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.
Michael E. McGrath, 73 - Director since May 2014; Former Chief Executive Officer of i2 Technologies and Pittiglio Rabin Todd & McGrath, Business Strategy Consultant.

Business Experience: Mr. McGrath is an experienced executive, director, entrepreneur and author. His areas of expertise include strategy, product development, decision-making techniques, supply chain, and autonomous vehicles. He served as a director of i2 Technologies, a public company and supply chain management and software services vendor, from September 2004 to May 2008, and as its CEO and President from February 2005 to July 2007. He served on the board of directors of Entrust, Inc., a public company, from February 2007, and as Chairman of the Board starting in November 2008, until the company was sold in July 2009. He served as executive chairman of the board of The Thomas Group, a public company, from February 2008 to March 2012, and as acting CEO for a period of time. The Thomas Group filed for bankruptcy protection in March 2012. He also served on the board of Sensable Technologies from 2000 until 2009 and served on the board of Revolution Analytics from 2014 until 2015. He was a founder and the Chief Executive Officer of Pittiglio Rabin Todd & McGrath, a global management consulting firm, for 28 years, retiring from the firm in July 2004. Mr. McGrath is the author of Autonomous Vehicles: Opportunities, Strategies, and Disruptions; Product Strategy for High-Technology Companies; Business Decisions! and other books. Mr. McGrath received his bachelor’s degree in Computer Science from Boston College, and his master’s degree in Business Administration from Harvard Business School.

The Board concluded that Mr. McGrath should serve as a director because he has an extensive background in product development strategy, strategic product marketing, and software services. Having served as CEO of i2 Technologies, a vendor of supply chain management software, he has knowledge of software systems, experience selling into corporate opportunities, and experience developing large accounts. In particular, he has experience with management functions including software marketing and sales force management activities, and software development. He is an experienced consultant and author with knowledge of cloud computing and smartmobile applications, which are relevant for NI’s business. Mr. McGrath currently serves as our Chair of the Board as well as a member of our Audit Committee and a member of our Nomination & Governance Committee.

5

Alexander M. Davern, 56 - Director since January 2017; Former Chief Executive Officer of NI.

Business Experience: Mr. Davern joined NI in February 1994 and served as Chief Executive Officer from January 2017 to January 2020 and as Strategic Advisor from January 2020 to May 2020. He previously served as President from January 2017 to October 2018. He served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer from October 2010 to December 2016. Mr. Davern also served as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and previously as Corporate Controller and International Controller. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is a director of Cirrus Logic, Inc., a US publicly traded company, and is chair of its Audit Committee. Mr. Davern is also a director of FARO Technologies, Inc., a US publicly traded company, and is chair of its Audit Committee, and is Chairman of the Board of ESI-Group, a French public company, and is a member of its Strategic Committee.

The Board concluded that Mr. Davern should serve as a director because of his former role as NI’s Chief Executive Officer and because he has held other executive officer positions with NI for over 20 years. In these roles, Mr. Davern has gained extensive knowledge of NI’s business, financial and operations matters, and the Board believes that Mr. Davern is well suited to help define and execute NI’s corporate strategy. Mr. Davern has strong expertise in governance matters.

6

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE
CONTINUE AFTER THE ANNUAL MEETING
The following sets forth information concerning the other directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.
James E. Cashman, III, 69 - Director since March 2019; Former Board Chairman of ANSYS, Inc; Former President and Chief Executive Officer of ANSYS, Inc.

Business Experience: Mr. Cashman was Chairman from January 2017 through April 2019 of ANSYS Inc., an engineering simulation software company. Prior to becoming Chairman of ANSYS, Mr. Cashman was the Chief Executive Officer and a director of ANSYS from February 2000 through December 2016. Prior to his general management role with ANSYS, Mr. Cashman served as Senior Vice President of Operations of ANSYS from September 1997 to April 1999. He also served from 1995 to 1997, as Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company, and from 1992 to 1994, he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company, which was a joint venture of Structural Dynamics Research Corporation and Control Data Systems. From 1976 to 1992, he worked in various sales and technical positions at Structural Dynamics Research Corporation, a computer-aided design company. Mr. Cashman holds bachelor’s and master’s degrees in Mechanical Engineering and a master’s degree in Business Administration, all from the University of Cincinnati. Mr. Cashman is the Chairman of the board of directors of Certara, Inc., a publicly traded company, and is a member of its Compensation and Nominating and Corporate Governance Committees.

The Board concluded that Mr. Cashman should serve as a director because he brings a wealth of experience in the areas of technical, financial, operations and sales management and has been key to the success of numerous computer-aided design, product data management, transaction processing, and computer-aided engineering companies. In each role, Mr. Cashman has focused on developing clarity-of-vision and giving appropriate guidance to provide strong leadership. He serves as a member of our Audit Committee, Compensation Committee and Chair of our Nomination & Governance Committee.

7

Gayla J. Delly, 63 - Director since March 2020; Former Chief Executive Officer of Benchmark Electronics, Inc.

Business Experience: Ms. Delly served as Chief Executive Officer of Benchmark Electronics Inc. (“Benchmark”), a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments from January 2012 to September 2016 and served on the board of directors of Benchmark from 2011 to September 2016. At Benchmark, she previously served as President from 2006 to December 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. Ms. Delly is a certified public accountant and was a senior audit manager at KPMG before joining Benchmark. Ms. Delly is currently a member of the board of directors of Broadcom Inc., a public company, and is a member of its Audit Committee and Nominating and Corporate Governance Committee. Since January 2008, Ms. Delly has served as a member of the board of directors of Flowserve Corporation, a public company, and serves as a member of its Organization and Compensation Committee and chair of its Corporate Governance & Nominating Committee. Ms. Delly previously served as chair of Flowserve’s Audit Committee from 2015 to May 2019. Ms. Delly received her bachelor’s degree in Accounting from Samford University.

The Board concluded that Ms. Delly should serve as a director because of her leadership experience in senior executive and financial management positions, her international manufacturing experience, her education and experience as an accounting professional, as well as her public company board and committee experience. She currently serves as the Chair of our Audit Committee, a member of our Compensation Committee and a member of our Nomination & Governance Committee.

Gerhard P. Fettweis, PhD, 61 - Director since March 2016; Vodafone Chair Professor at the Technical University of Dresden.

Business Experience: Since September 1994, Dr. Fettweis has served as the Vodafone Chair Professor of Electrical Engineering at the Technical University of Dresden, where his research focuses on next generation wireless systems. In connection with that role, he has spun-out twelve startup companies from the university. From August 2015 to February 2016, he served as a visiting professor at the University of California at Berkeley and as a senior researcher at the International Computer Science Institute. Dr. Fettweis is a member of the German National Academy of Science “Leopoldina” and German National Academy of Engineering “acatech” and a fellow of the Institute of Electrical and Electronics Engineers (“IEEE”). He has received numerous awards recognizing his contributions in the field of electrical engineering. Dr. Fettweis has authored or co-authored two books and is listed as an inventor on over thirty issued patents. Dr. Fettweis received his Dipl.-Ing. in Electrical Engineering in 1986 and his PhD in Electrical Engineering in 1990, each from Aachen University of Technology. Mr. Fettweis is currently a member of the technical advisory board of Sequans Communications S.A., a publicly traded French company.

The Board concluded that Dr. Fettweis should serve as a director because of his strong technical background and extensive knowledge in electrical engineering, as well as his experience in science, technology and business. Additionally, he is very involved in the scientific community and has leadership and management experience through his role as the Vodafone Chair Professor at the Technical University of Dresden. He currently serves as a member of our Audit Committee and a member of our Compensation Committee.

8

Liam K. Griffin, 56 - Director since March 2019; President, Chief Executive Officer, and Chairman of Skyworks Solutions, Inc.

Business Experience: Mr. Griffin is the President, Chief Executive Officer and Chairman of the board of directors of Skyworks Solutions, Inc. (“Skyworks”). Prior to his appointment as Chairman and Chief Executive Officer of Skyworks in May 2021 and May 2016, respectively, he had served as director and President of Skyworks since May 2016 and May 2014, respectively. Mr. Griffin also served in the following positions at Skyworks: from November 2012 to May 2014, as Executive Vice President and Corporate General Manager; from May 2011 to November 2012, as Executive Vice President, High Performance Analog; and from August 2001 to May 2011, as Senior Vice President of Sales and Marketing. He also served from 1995 to 2001 as Vice President of North American Sales and then Vice President of Worldwide Sales at Vectron International, a division of Dover Corporation. Prior to that, Mr. Griffin was a Marketing Manager at AT&T Microelectronics, Inc. and a Product and Process Engineer at AT&T Network Systems. Mr. Griffin holds a bachelor’s degree in Mechanical Engineering from the University of Massachusetts-Amherst and a master’s degree in Business Administration from Boston University. He previously served as a director of Vicor Corporation, a publicly traded company, from 2009 to 2019.

The Board concluded that Mr. Griffin should serve as a director because of his breadth of leadership experience and in-depth understanding of the semiconductor industry and its competitive landscape gained through serving in several different executive positions at Skyworks over the past 16 years. His service as a director for Vicor Corporation gives Mr. Griffin added perspective as to the challenges confronting public technology companies. In considering the independence of Mr. Griffin, it was noted that Mr. Griffin is Chief Executive Officer, President and a director of Skyworks and that NI has a commercial relationship with Skyworks and, for the year ended December 31, 2022, had transactions with Skyworks totaling $1,000,298 in the ordinary course of business. Given the relative size of the businesses of NI and Skyworks, it was determined that such relationship was not a “material interest” under applicable SEC and Nasdaq regulations. He serves as a member of our Nomination & Governance Committee.

9

Duy-Loan T. Le, 60 - Director since September 2002; Former Senior Fellow of Texas Instruments, Inc.

Business Experience: Ms. Le retired in July 2017 from Texas Instruments Inc. (“TI”), one of the leading semiconductor companies in the world. Ms. Le was elected Senior Fellow in 2002 and is the only woman in TI’s history elected to this highest Fellow rank. She held various leadership positions at TI, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. While at TI, Ms. Le led all aspects of execution for advanced technology nodes, including silica technology development, design, assembly and test, productization, qualification, release to market, high volume ramp, and quality and reliability assurance. She has experience opening international offices and developing engineering talent for the TI business. Ms. Le has been awarded 24 patents. She holds a bachelor’s degree in Electrical Engineering from the University of Texas at Austin and a master’s degree in Business Administration from the Bauer College of Business at the University of Houston. Ms. Le is currently a member of the board of directors of Wolfspeed, Inc., a publicly traded company, and a member of its Compensation and Governance and Nominations Committees; a member of the board of directors of Atomera, Inc., a publicly traded company, Chair of its Compensation Committee and a member of its Nominating and Corporate Governance Committee; and a member of the board of directors of BrainChip Holdings Ltd., a publicly traded company, and a member of its Audit & Risk and Remuneration & Nominations Committees.

The Board concluded that Ms. Le should serve as a director because she has extensive experience managing platform-based product development and is a results-oriented and highly accomplished technology executive with extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at TI. She also managed global R&D centers for TI, and these centers span multiple countries, disciplines, businesses, and organizations across TI. She has over 20 years of process manufacturing experience. These skills and knowledge are relevant for NI’s business. She serves as Chair of our Compensation Committee and a member of our Nomination & Governance Committee.

Eric H. Starkloff, 48 - Director since February 2020; President and Chief Executive Officer of NI.

Business Experience: Mr. Starkloff joined NI in July 1997 and has served as President and Chief Executive Officer since February 2020. Previously, Mr. Starkloff served as President and Chief Operating Officer from October 2018 to February 2020. He has also served as Executive Vice President, Global Sales and Marketing from February 2014 to October 2018; Senior Vice President of Marketing from April 2013 to January 2014; Vice President of Marketing from November 2010 to March 2013; and Vice President of Product Marketing from October 2008 to October 2010. During his tenure at NI, Mr. Starkloff has also held the positions of Director of Product Marketing; Product Marketing Manager; and Applications Engineer. Mr. Starkloff received his bachelor’s degree in Electrical Engineering from the University of Virginia.

The Board concluded that Mr. Starkloff should serve as a director because he is NI’s President and Chief Executive Officer and has held other positions with NI for over 25 years. In these roles, Mr. Starkloff has gained extensive knowledge of NI’s business, financial and operations matters, and the Board believes that Mr. Starkloff is well suited to help define and execute NI’s corporate strategy.

There is no family relationship between any of our directors, director nominees or executive officers (which we define as those persons designated by the Board from time to time as officers as defined in Rule 16a-1(f) under the Exchange Act, and which we refer to herein as “Executive Officers”).
10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of NI’s common stock as of March 13, 2023 (the “Table Date”), unless otherwise indicated, by (i) each person known to NI, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owner of more than 5% of NI’s common stock, (ii) each Named Executive Officers as defined and set forth in the Summary Compensation Table under “Executive Compensation,” (iii) each director and director nominee, and (iv) all current directors and Executive Officers as a group:
Name of Person or Entity	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Owned (2)
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	13,210,667	10.05%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	12,045,874	9.16%
Janus Henderson Group PLC (5) 201 Bishopsgate United Kingdom EC2M 3AE	8,885,010	6.76%
T. Rowe Price Investment Management, Inc. (6) 101 E. Pratt Street Baltimore, Maryland 21201	8,097,540	6.16%
Eric H. Starkloff (7)	269,266	*%
Karen M. Rapp (8)	103,074	*%
Scott A. Rust (9)	50,596	*%
Jason E. Green	27,065	*%
Ritu Favre (10)	28,206	*%
Alexander M. Davern (11)	279,850	*%
Duy-Loan T. Le (12)	121,775	*%
Michael E. McGrath (13)	47,092	*%
Gerhard P. Fettweis (14)	33,685	*%
James E. Cashman, III (15)	21,501	*%
Liam K. Griffin (16)	21,501	*%
Gayla J. Delly (17)	18,560	*%
All current Executive Officers and directors as a group (12 persons)(18)	912,674	*%
*	Represents less than 1% of the outstanding shares of our common stock as of the Table Date.
(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

The number in the “Number of shares of common stock beneficial owned” column represents shares of NI’s common stock held, and the time-based restricted stock units (“RSUs”) held that will vest within 60 days of the Table Date. The number does not include the RSUs that vest more than 60 days of the Table Date. RSUs are awards granted by NI and payable, subject to vesting requirements, in shares of NI’s common stock.
(2)
For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of (i) the 131,496,338 shares of common stock outstanding on the Table Date, and (ii) the RSUs held that will vest within 60 days after the Table Date.

(3)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Vanguard Group has shared voting power

11

with respect to 46,911 shares of common stock, sole dispositive power with respect to 13,033,948 shares of common stock and shared dispositive power with respect to 176,719 shares of common stock.
(4)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on January 24, 2023 by Blackrock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 11,722,039 shares of common stock and sole dispositive power with respect to 12,045,874 shares of common stock.

(5)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on February 10, 2023 by Janus Henderson Group PLC. The Schedule 13G/A states that Janus Henderson Group PLC has shared voting power with respect to 8,885,010 shares of common stock and shared dispositive power with respect to 8,885,010 shares of common stock.

(6)
Represents shares of NI's common stock beneficial owned as of December 31, 2022, based on a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. The Schedule 13G states that T. Rowe Price Investment Management, Inc. has sole voting power with respect to 3,296,600 shares of common stock and sole dispositive power with respect to 8,097,540 shares of common stock.

(7)	Includes 51,744 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Starkloff.
(8)	Includes 16,930 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Rapp.
(9)	Includes 14,527 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Rust.
(10)	Includes 15,259 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Favre and 6,383 shares held by the Ritu Favre Survivor's Trust.
(11)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Davern and 90,000 shares held by the Davern 2021 Irrevocable Trust.
(12)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Le.
(13)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Mr. McGrath.
(14)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Dr. Fettweis.
(15)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Cashman.
(16)	Includes 5,037 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Griffin.
(17)	Includes 6,522 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Delly.
(18)	Includes 124,458 shares subject to RSUs which vest within 60 days of the Table Date.
12

CORPORATE GOVERNANCE
Board Meetings and Committees
The Board held a total of twelve meetings during 2022. The Board has a standing Audit Committee, Compensation Committee, and Nomination & Governance Committee.
During 2022, all directors attended 100% of the meetings of the Board and committees of the Board on which they served, except for Mr. Griffin and Ms. Le, who each missed one meeting. NI encourages, but does not require, its Board members to attend NI’s annual meeting of stockholders. In 2022, all of our directors attended our virtual annual stockholder meeting, other than Mr. Griffin and Ms. Delly.
Board Leadership Structure and Risk Management
In September 2018, the Board appointed Mr. McGrath, an independent member of the Board, as Chair of the Board. In such role, Mr. McGrath is responsible for coordinating the activities of the Board, chairing all meetings of the Board, developing agendas for such meetings, building a productive relationship between the Board and our President and Chief Executive Officer (“CEO”), and assisting the Board in fulfilling its oversight responsibilities of our strategy, risk oversight and succession planning. The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. The Board also believes that the separation of the Chair and our President and CEO roles allows the President and CEO to focus his time and energy on operating and managing NI, while leveraging the Chair’s experience and perspectives. The Board periodically reviews its leadership structure to determine whether it continues to best serve NI and its stockholders.
Our Board oversees risk management in a number of ways, and cybersecurity incidents on enterprise risk and crises response. The full Board receives an annual report with respect to our enterprise risk management process, as well as reports on various risk related items at least twice per year and otherwise as relevant, including risks related to our manufacturing operations, cybersecurity, trade compliance, intellectual property, taxes, products, and employees. The full Board also receives periodic reports on our efforts to manage such risks through safety measures and insurance. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. The Audit Committee also receives reports on ethics and compliance matters quarterly and otherwise as relevant. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for our executive officers and other employees.
Cybersecurity is a risk area with oversight at the highest levels of the organization, including the Executive level and Board. Other than risk oversight from the Board, we also require all employees to take annual security awareness training which includes training on information security.
Communications to the Board of Directors
Stockholders may communicate with any member or members of the Board by mail addressed to the Chair, any other individual member or members of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board will be reviewed by our Chief Legal Officer, Senior Vice President and Secretary or his designee, who will forward such correspondence to the appropriate member or members of the Board.
Audit Committee
The Audit Committee, which currently consists of directors Gayla J. Delly (Chair), James E. Cashman, III, Gerhard P. Fettweis, and Michael E. McGrath, met five times during 2022. The Audit Committee appoints, compensates, retains, and oversees the engagement of our independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope, and results of their examination of our consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee maintains free and open communication with our independent registered public accounting firm and the internal audit department, overseeing the internal audit function and our management team. The Audit Committee inquires about any significant financial risks exposures and assesses the steps management has taken to minimize such exposures to NI, including the adequacy of insurance coverage and the strategy for management of foreign
13

currency risk. The Audit Committee also reviews our compliance with matters relating to environmental, Equal Employment Opportunity Commission and SEC regulations. The Audit Committee has established procedures to promote and protect employee reporting of (i) suspected fraud or wrongdoing relating to accounting, auditing or financial reporting matters and (ii) complaints and concerns regarding a violation of the federal securities laws, including (A) receiving, retaining and addressing complaints received by NI relating to such matters, (B) enabling employees to submit on a confidential and anonymous basis any concerns regarding such matters, and (C) protecting reporting employees from retaliation. The Board has determined that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The Board has determined that each of Mr. Cashman, Ms. Delly, Dr. Fettweis, and Mr. McGrath is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at https://investor.ni.com/corporate-governance.
Nomination & Governance Committee
The Nomination & Governance Committee, which currently consists of directors James E. Cashman, III (Chair), Liam K. Griffin, Duy-Loan T. Le and Michael E. McGrath, met five times during 2022. The Board has determined that each member of the Nomination & Governance Committee is an “independent director” as that term is defined by the Nasdaq listing standards. The Nomination & Governance Committee determines the selection criteria for board members, recommends to the Board compensation of directors (with advice from Compensia, Inc., a national independent compensation consulting firm (“Compensia”), also engaged by the Compensation Committee) and appointment of board committee members and committee chairpersons, and develops board governance principles.
The Nomination & Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination & Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination & Governance Committee also considers issues of diversity, such as age, education, gender, professional experience, membership in a minority or underrepresented community, and differences in viewpoints and skills. The Nomination & Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nomination & Governance Committee believe that it is important that the members of the Board represent diverse viewpoints. The Nomination & Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination & Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.
The charter of the Nomination & Governance Committee is available on NI’s website at https://investor.ni.com/corporate-governance.
Compensation Committee
The Compensation Committee, which currently consists of directors Duy-Loan T. Le (Chair), James E. Cashman, III, Gayla J. Delly, and Gerhard P. Fettweis, met six times during 2022. The Board has determined that each member of the Compensation Committee is an “independent director” as that term is defined by applicable SEC rules and the Nasdaq listing standards. The charter of the Compensation Committee is available on our website at https://investor.ni.com/corporate-governance.
Under the terms of its charter, the Compensation Committee evaluates the performance of our Executive Officers, recommends the compensation of our CEO to the independent members of the Board for approval, and establishes the salaries, equity awards, and cash bonus compensation of the other Executive Officers. The Compensation Committee also periodically examines our compensation structure to evaluate whether we are rewarding our Executive Officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to management and our Board. The Compensation Committee also has oversight responsibility for our 2022 Equity Incentive Plan (the “2022 Incentive Plan”), 2020 Equity Incentive Plan (the “2020 Incentive Plan”), 2015 Equity Incentive Plan (the “2015 Incentive Plan”), 2010 Incentive Plan (the “2010 Incentive Plan”), 2005 Incentive Plan (the “2005 Incentive Plan”), and 1994 Employee Stock Purchase Plan. The Board may by resolution prescribe additional authority and duties to the Compensation Committee.
14

The Compensation Committee has engaged Compensia, an independent national consulting firm, to provide guidance to the committee on compensation matters. When establishing the salaries, equity awards, and cash bonus compensation for the Executive Officers, the Compensation Committee also considers the recommendations of our President and CEO, other than for himself. Our Senior Vice President and Chief People Officer also provides guidance to the Compensation Committee concerning compensation matters as they relate to all Executive Officers. The Compensation Committee works closely with management, as required, in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Our Senior Vice President and Chief People Officer regularly attends the meetings of the Compensation Committee and provides advice on compensation matters to the Compensation Committee. Neither our President and CEO nor any of the other Executive Officers participate in deliberations relating to his or her own compensation. Our Compensation Committee recommends to our Board who approves the compensation of our President and CEO.
The Compensation Committee’s charter contains provisions providing for the delegation of its duties to the committee chair or any subcommittees when appropriate. The Compensation Committee’s charter also permits the delegation of authority to one or more Executive Officers to make equity grants to employees or consultants who are not directors or Executive Officers.
For a discussion of the Compensation Committee’s utilization of compensation consultants, see “Executive Compensation—Compensation Discussion and Analysis.”
15

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee are set forth in the “Corporate Governance — Compensation Committee” section of this Proxy Statement and do not include any current or former Executive Officers. During 2022, no Executive Officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee. During 2022, no Executive Officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of our Board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
NI had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2022 and has no such related party transaction currently proposed.
Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions
Pursuant to its written charter, the Audit Committee is responsible for reviewing our policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of our Board, and management. We consider “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an Executive Officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.
In any transaction involving a related person, our Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and, in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on such director’s independence.
After considering such facts and circumstances, our Audit Committee determines whether approval, ratification or rescission of the related person transaction is in our best interests. Our Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI and reviews all related party transactions against the foregoing standard.
Our written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in our Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including our Executive Officers, and a conflicts of interest policy for non-employee directors.
Under our written conflicts of interest policy applicable to all employees, including our Executive Officers, our employees are required to disclose to our legal department any relationship, association, activity, or other circumstance or situation that could create a conflict of interest. In addition, employees, including our Executive Officers, are required to disclose to our legal department enumerated facts related to certain (1) financial interests held in entities that do business with or compete against NI; (2) outside services provided to persons or entities that do business with or compete against NI; (3) participation in a decision on behalf of NI that relates to business with a family member or close personal relation; and (4) loans offered by or accepted from persons or entities that do business with or compete against NI. While we provide examples of potential conflicts of interest, the policy expressly states that examples are illustrative only and each employee should report any circumstance which could be construed to interfere actually or potentially with loyalty to NI. Potential conflicts of interests disclosed pursuant to the conflicts of interest policy for employees are reviewed first by the legal department and then resolved with the assistance of legal counsel, as appropriate. Resolutions of these disclosures by our Executive Officers require the approval of the Audit Committee, except that our President and Chief Executive Officer and Chief Legal Officer can (x) approve a “no conflict” resolution when the situation is not mandatory to disclose and (y) reject a disclosure. Our Chief Legal Officer reports to the Audit Committee any disclosures by our Executive Officers that are resolved by our President and Chief Executive Officer and Chief Legal Officer.
16

The written conflicts of interest policy applicable to all non-employee directors provides that every non-employee director is required to report potential conflict of interest situations to the legal department. The legal department will recommend a resolution. Resolutions require the approval of the Audit Committee (except in the case of situations that are not mandatory to disclose for which the legal department found no conflict). The policy does not require reporting of financial interests in an entity that does business with or competes against NI if the entity is publicly traded, and the non-employee director owns less than 5% of the securities of the entity and is not an executive officer or member of the board of directors of such entity. It also does not require reporting of compensation for services to an entity that does significant business with or competes against NI if the compensation (a) relates only to services rendered by the non-employee director in his or her capacity as an employee, consultant, director, or trustee; (b) totaled less than $100,000 for the preceding year; and (c) is anticipated to total less than $100,000 for the current year.
17

BOARD COMPENSATION
Determining Compensation for Non-Employee Directors in 2022
The Board, upon the recommendation of the Nomination & Governance Committee, sets non-employee director compensation with the goal of retaining members of our Board and attracting qualified persons to serve as members of our Board. In developing its recommendations, the Nomination & Governance Committee consults with Compensia, an independent national compensation consulting firm engaged by our Nomination & Governance Committee, to advise on compensation matters. The Nomination & Governance Committee considers director compensation at comparable publicly traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand.
The compensation of non-employee members of the Board for the fiscal year ended December 31, 2022 is set forth in the table below.
DIRECTOR COMPENSATION
FOR FISCAL YEAR ENDED DECEMBER 31, 2022
Name	Fees Earned or Paid In Cash	Stock Awards (1)	Total
James E. Cashman, III	$109,821	$199,516	$309,337
Alexander M. Davern	70,000	199,516	269,516
Gayla J. Delly	117,500	199,516	317,016
Gerhard P. Fettweis	87,500	199,516	287,016
Liam K. Griffin	77,715	199,516	277,231
Duy-Loan T. Le	95,000	199,516	294,516
Michael E. McGrath	195,000	199,516	394,516
(1)
The amounts included in the table for stock awards represent the aggregate grant date fair value of awards made during 2022, as computed in accordance with ASC 718. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. On April 20, 2022, Mr. Cashman, Mr. Davern, Ms. Delly, Dr. Fettweis, Mr. Griffin, Ms. Le, and Mr. McGrath were each granted 5,037 RSUs (the “2022 Director Grants”). The grant date fair value of each 2022 Director Grant was based on the April 19, 2022 closing price of $39.61 per share, and all 2022 Director Grants vest on May 1, 2023, which is the one-year anniversary of the vesting commencement date. As of December 31, 2022, Mr. Cashman, Mr. Davern, Dr. Fettweis, Mr. Griffin, Ms. Le, and Mr. McGrath, each had 5,037 outstanding and unvested RSUs. As of December 31, 2022, Ms. Delly had 6,522 outstanding and unvested RSUs.

Discussion of Director Compensation
The 2022 annual compensation for our non-employee directors was comprised of cash compensation in the form of an annual retainer, committee chair retainer, committee membership retainer, independent board chair retainer and equity compensation in the form of RSUs. Each of these components is described below. Employee members of our Board do not receive any additional compensation for service as a member of the Board. Accordingly, Mr. Starkloff, our President and CEO, did not receive any compensation for his service on the Board in 2022. Mr. Starkloff’s total compensation is shown in the table entitled “Summary Compensation Table” and the related tables in the section entitled “Executive Compensation.”
Annual Board/Committee Retainer Fees
For 2022, our non-employee directors received cash compensation for membership on the Board and committees, committee chair positions, and the independent Board chair position. Specifically, during 2022 non-employee directors received an annual cash retainer of $70,000, plus annual retainers for committee memberships in the following amounts: $10,000 for membership on the Audit Committee, $7,500 for membership on the Compensation Committee, and $5,000 for membership on the Nomination & Governance Committee. During 2022, non-employee directors who served on the Transaction Evaluation Committee each received a cash retainer of
18

$10,000 applicable to service on the Transaction Evaluation Committee. The Transaction Evaluation Committee of the Board was formed in 2022 with the purpose of supporting and furthering the Board and the Company’s review and evaluation of strategic transactions. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nomination & Governance Committee received additional annual retainers of $30,000, $20,000 and $15,000 annual fee, respectively. The independent Board chair receives an additional $100,000 per year for his service. All cash compensation is paid in quarterly installments.
The Board, in its discretion, may pay an overnight meeting fee or special meeting fee for extended meetings, not to exceed $2,000 per day. Employee members of our Board do not receive any additional compensation for service as a member of our Board.
Non-Employee Director Reimbursement Practice
Non-employee members of our Board are reimbursed for travel and other out-of-pocket expenses connected to service as a member of our Board.
Restricted Stock Unit Awards
Non-employee members of our Board are eligible to receive single annual grants of RSUs under our equity incentive plans in amounts determined by the Nomination & Governance Committee. On April 20, 2022, each non-employee member of our Board received an annual grant of RSUs equal to $199,516 (based on the 30-trading day average of the closing price of our common stock ending on the day immediately preceding the date of grant) with one-year vesting. Mr. Cashman, Mr. Davern, Ms. Delly, Dr. Fettweis, Mr. Griffin, Ms. Le, and Mr. McGrath were each granted 5,037 RSUs as part of the 2022 Director Grants under our 2020 Incentive Plan. The grant date fair value of each 2022 Director Grant was based on the closing price of our common stock on April 19, 2022 of $39.61 per share. The 2022 Director Grants vest on May 1, 2023.
19

EXECUTIVE OFFICERS
The following table sets forth information concerning the persons currently serving as Executive Officers of NI, including information as to each Executive Officer’s current age, position with NI, and business experience. Executive Officers of NI serve at the discretion of the Board.
Name of Executive Officer	Age	Position
Eric H. Starkloff	48	President and Chief Executive Officer
Daniel A. Berenbaum	53	Executive Vice President, Chief Financial Officer and Treasurer
Thomas Benjamin	50	Executive Vice President, Chief Technology Officer and Head of Platform R&D
Scott A. Rust	56	Executive Vice President, Global Operations
Ritu Favre	54	Executive Vice President & GM, Business Units
See “Incumbent Directors Whose Terms of Office Continue After the Meeting” for additional information with respect to Mr. Starkloff.
Daniel A. Berenbaum joined NI in January 2023 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining NI, Mr. Berenbaum served as Vice President, Finance - Global Operations Controller at Micron Technology, Inc., a publicly traded semiconductor manufacturing company, from April 2021 to January 2023. Prior to joining Micron, Mr. Berenbaum served as the Chief Financial Officer at Everspin Technologies Inc., a publicly traded semiconductor company, from July 2020 to April 2021. Prior to joining Everspin, Mr. Berenbaum held various executive roles at GlobalFoundries, the world’s leading specialty semiconductor foundry, from May 2013 to June 2020. He served as Vice President, Finance and Chief Financial Officer, Asia/Pacific from May 2018 to June 2020, Chief of Staff, Office of the CEO from September 2017 to May 2018, Head, Global Capital Procurement from August 2016 to September 2017, and Senior Director, Finance from May 2013 to August 2016. Prior to GlobalFoundries, Mr. Berenbaum spent a decade at various institutional equity and trading firms on Wall Street in analyst and leadership roles, where he accumulated extensive investment experience across the semiconductor space. His earlier experience includes seven years in various technical and management roles at Applied Materials, as well as five years as a nuclear power trained surface line officer in the United States Navy. Mr. Berenbaum has a B.S. in History from the United States Naval Academy.
Thomas Benjamin joined NI in September 2021 and currently serves as Chief Technology Officer, Executive Vice President and Head of Platform R&D. Prior to joining NI, he served as the Chief Technology Officer and Senior Vice President of technology at SAP Ariba, a software company, from January 2018 to July 2021. Prior to joining SAP Ariba, he served as Chief Technology Officer at General Electric Aviation, a subsidiary of General Electric, from August 2016 to December 2017. Prior to joining General Electric Aviation, he served as Vice President – Technology and Architecture at the Emirates Group from January 2014 to July 2016. Prior to Emirates Group, he served at various technology leadership roles at Visa, Walmart, and Oracle. He holds a Master of Science in Industrial Engineering from University of Cincinnati and a Bachelor’s in Engineering from The College of Engineering Guindy, Anna University, India, as well as executive certifications from Stanford University, Singularity University, and Harvard Business School Online.
Scott A. Rust joined NI in June 1990 and currently serves as Executive Vice President, Global Operations. He previously held various roles at NI, including Executive Vice President, Platform & Technology from January 2022 to December 2022, Executive Vice President, Platform & Product from October 2021 to January 2022, Senior Vice President, Global Research & Development from February 2014 to October 2021, Vice President of Research and Development Test Systems from July 2013 to January 2014, Vice President of Research and Development in Penang, Malaysia from January 2011 to July 2013, Vice President of Research and Development of Modular Instruments from October 2008 to December 2010, Director of Modular Instruments from March 2003 to September 2008, Software Section Manager from October 2000 to March 2003, Group Manager from October 1996 to October 2000, Marketing Manager of Test and Measurement Software from August 1991 to September 1996, and Applications Engineer from June 1990 to July 1991. Mr. Rust received his bachelor’s degree in Electrical Engineering from Texas A&M University.
Ritu Favre joined NI in July 2019 and currently serves as Executive Vice President & GM, Business Units. She previously served as NI’s Executive Vice President and General Manager of the Semiconductor and Electronics, Aerospace, Defense, and Government, and Transportation Business Units from January 2021 to January 2022; and Senior Vice President and General Manager of the Semiconductor Business Unit from July 2019 to January 2021. Prior to joining NI, Ms. Favre worked as Chief Executive Officer at NEXT Biometrics from February 2017 to July 2019. From May 2014 to October 2016, Ms. Favre served as Senior Vice President and GM of the Biometrics Products
20

Division at Synaptics, Inc. and served in various roles at Motorola and Freescale Semiconductor from June 1988 to May 2014, including Senior Vice President and General Manager for RF from September 2012 to May 2014. Ms. Favre has served on the board of directors of Valmont Industries since September 2020 and previously served on the board of directors of Cohu, Inc., from January 2019 to May 2019. Ms. Favre holds a BS in Electrical Engineering and a Masters in Electrical Engineering from Arizona State University.
21

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the 2022 compensation program for our principal executive officer, our principal financial officer, and the three Executive Officers (other than our principal executive officer and principal financial officer) at the end of 2022, who were our most highly compensated Executive Officers (collectively, our “Named Executive Officers” or “NEOs”). The following discussion and analysis should be read in conjunction with the compensation tables of this Proxy Statement. For 2022, our Named Executive Officers were, with their current titles, as applicable:
•	Eric H. Starkloff, our President and Chief Executive Officer (our “President and CEO”);
•	Karen M. Rapp, our now former Executive Vice President and Chief Financial Officer (resignation effective January 9, 2023);
•	Jason E. Green, our now former Chief Revenue Officer and Executive Vice President (departure effective December 31, 2022);
•	Scott A. Rust, our Executive Vice President, Global Operations; and
•	Ritu Favre, our Executive Vice President & GM, Business Units.
Executive Summary
This Compensation Discussion and Analysis outlines the material elements of our 2022 executive compensation programs, provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, and describes specific compensation decisions made during 2022 by our Compensation Committee for our Named Executive Officers, including the key factors that the Compensation Committee considered in determining our Named Executive Officers’ compensation.
Chief Financial Officer Transition Announced in December 2022
Ms. Rapp resigned as our Executive Vice President and Chief Financial Officer in January 2023 and transitioned to a strategic advisor role to ensure an orderly transition. In connection with Ms. Rapp’s resignation, we entered into an Offer Letter for Continuing Employment with Ms. Rapp dated December 12, 2022 (the “Rapp Offer Letter”), which superseded and replaced Ms. Rapp’s existing Executive Employment Agreement with the Company. Ms. Rapp did not receive any severance payments or benefits in connection with her resignation. Information about the Rapp Offer Letter is described below in the section entitled “Employment Arrangements and Post-Employment Compensation.”
Daniel Berenbaum commenced serving as our Executive Vice President, Chief Financial Officer, and Treasurer in January 2023, pursuant to an Executive Employment Agreement with the Company dated December 14, 2022 (the “Berenbaum Executive Employment Agreement”).
2022 Business Highlights
We experienced strong demand for our products throughout 2022 and continued to focus on driving efficiencies across our business. Despite some disruptions from global supply chain constraints, we were able to achieve record revenue and the highest non-GAAP operating income in more than 20 years.
•	Revenue: We reported net sales of $1.7 billion, an all-time record and a 13% percent increase from 2021.
•	Cash Generation: We generated annual cash flow from operations of $43 million. As of December 31, 2022, we held $140 million in cash and cash equivalents.
•
Capital Deployment: In 2022, we returned $300 million to our stockholders through dividends and stock repurchases. We also completed the acquisition of several companies for total consideration of $72 million, net of cash received. These acquisitions are intended to accelerate our investments in key focus areas, including vehicle electrification.

22

•
Product Portfolio: We continued to sharpen our focus on system-level automated test and automated measurement offerings in key growth areas, including semiconductor, transportation, and aerospace, defense, and government.

Say-on-Pay Vote
At our 2022 Annual Meeting of Stockholders, approximately 91% of the votes present and entitled to vote on the advisory vote for Named Executive Officer compensation (also known as the “Say-on-Pay” vote) voted in favor of the compensation of our Named Executive Officers. We view the Say-on-Pay vote as an opportunity to receive feedback from our stockholders about our executive compensation program. As set forth in more detail in the Introduction to this Proxy Statement, in the fourth quarter of 2021 and 2022, we reached out to our major stockholders and engaged with them on their views and concerns about our policies and practices, including our executive compensation. Overall, the feedback we have received from our stockholders supported our existing executive compensation program.
During 2022, the Compensation Committee made no material changes to the structure of the total direct compensation paid to our Named Executive Officers. See the Introduction to this Proxy Statement for additional information about our stockholder engagement efforts.
2022 Executive Compensation Highlights
In 2022, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:
•
Established Named Executive Officer Base Salaries – Approved annual base salary increases for three of our Named Executive Officers ranging from 3.5% to 5.9%. The base salary for two of our Named Executive Officers, including our President and CEO, remained unchanged for 2022.

•
Established Named Executive Officer Executive Incentive Program (“EIP”) Targets – For our Named Executive Officers, other than our President and CEO, approved the key company financial and operational performance objectives, pre-established performance levels for each objective, and related payout levels (expressed as a percentage that increased or decreased with company performance) for cash incentive bonus opportunities pursuant to the EIP, and approved target cash incentive bonus opportunities of 100% of our Named Executive Officer’s 2022 annual base salary. Our Board, based on the recommendations of the Compensation Committee, approved the same EIP key company financial and operational performance objectives for our President and CEO. Our Board approved, at the recommendation of the Compensation Committee, a target cash incentive bonus opportunity equal to 135% of our President and CEO’s 2022 annual base salary, which, if paid at target, would result in an EIP payout of $992,250. For 2022, the EIP Bonus paid to Mr. Starkloff, Ms. Rapp, Mr. Rust and Ms. Favre was $385,191, $194,100, $164,985 and $174,690, respectively. See “Executive Incentive Program” below for more information regarding the EIP, including actual payouts for 2022.

•
Granted Named Executive Officer Equity Awards – Granted equity awards in the form of 40% time-based restricted stock units (“RSUs”) and 60% performance restricted stock units (“PRSUs”) to be settled in shares of our common stock, in amounts ranging from target levels of $1,100,000 to $1,700,000, to our Named Executive Officers, other than our President and CEO, and a target level of $6,000,000 (40% RSUs and 60% PRSUs) to our President and CEO.

23

•
Former CFO Transition – We entered into the Rapp Offer Letter with Ms. Rapp, our former Executive Vice President and Chief Financial Officer, which sets forth the following compensation terms for her role as a strategic advisor, effective January 9, 2023:

•	an annual base salary of $300,000;
•	a target cash incentive bonus opportunity under our Annual Incentive Program (the “AIP”) of 40% of her annual base salary assuming continued employment through the applicable AIP payout date; and
•
unvested RSUs and PRSUs that were outstanding as of January 9, 2023 will continue to vest based on her continued employment in a strategic advisor role pursuant to the Rapp Offer Letter through the applicable vesting dates, subject to the terms of our equity incentive plan(s) as well as the applicable RSU and PRSU award agreements.

Ms. Rapp has informed us of her intent to continue in her strategic advisor role only through May 2023 and, based on this proposed resignation date, Ms. Rapp would not be eligible to participate in the AIP which is typically paid out after year end. More information about the Rapp Offer Letter is described below in the section entitled “Employment Arrangements and Post-Employment Compensation.”
Pay-for-Performance Discussion
Our 2022 executive compensation program consisted of base salary, an annual cash incentive bonus opportunity under our EIP, and long-term incentive compensation opportunities in the form of RSUs and PRSUs. The EIP metrics and payouts are closely linked to stockholder value creation through the achievement of our short-term and long-term financial, operational, and strategic objectives, and PRSUs are earned and eligible for vesting based on our TSR compared to the TSR of the specified index over a three-year performance period.
The 2022 pay mix for our Named Executive Officers was predominantly variable or “at risk.” As the following charts illustrate, the intended target value of the variable or “at risk” compensation for 2022 was 91% of our President and CEO’s target total direct compensation (defined as the sum of 2022 base salary, target annual cash incentive bonus opportunity and target equity award opportunities), and 80% of our other Named Executive Officers’ average target total direct compensation.

Further, 60% of our President and CEO’s target total direct compensation was tied to the achievement of pre-established, rigorous financial goals through the EIP bonus and PRSUs, as was 56% of the average target total direct compensation of our other Named Executive Officers. We believe this distribution of compensation, which depends on our performance, aligns our Named Executive Officer’s interests with those of our stockholders.
In addition, long-term incentive compensation in the form of either RSUs or PRSUs represented 78% of our President and CEO’s target total direct compensation and 60% of the average target total direct compensation of our other Named Executive Officers.
Based on feedback we received from our stockholders in prior years and through our own due diligence and a competitive positioning analysis of compensation provided by our peers, in 2022, PRSU awards represent 60% of the target
24

equity award opportunity awarded to our Named Executive Officers, while the other 40% consisted of RSU awards. We have received favorable stockholder feedback with respect to granting PRSUs with relative performance metrics such as total shareholder return (“TSR”). We believe that our use of performance-based long term incentive compensation is important to strengthening the alignment between our Named Executive Officers’ compensation and creation of stockholder value, while also driving the achievement of our financial and operational goals.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals of driving revenue and profitable growth for the Company, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.
•
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

•	Annual Executive Officer Compensation Review. At least once a year, the Compensation Committee conducts a review of our Executive Officer compensation strategy.
•
Pay for Performance. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ target total direct compensation is variable or “at risk” based on achievement of pre-established corporate performance objectives.

•
Annual Compensation-Related Risk Assessment. We consider our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not likely to have a material adverse effect on us.

•
Stock Ownership Policy. We have adopted stock ownership guidelines for our Executive Officers and the non-employee members of our Board under which they must accumulate and hold, consistent with the terms of the guidelines, a number of shares of common stock equivalent to a multiple of their annual base salary or retainer, as applicable.

•
“Double-Trigger” Compensation Arrangements in Connection with a Change in Control for Our Named Executive Officers. In the event of a Change in Control (as defined in their respective employment agreements) of the Company, our Named Executive Officers would not receive severance payments or benefits pursuant to their employment agreement unless there is both (i) a Change in Control of the Company and (ii) an involuntary termination of employment without Cause or resignation for Good Reason (also as defined in their respective employment agreements) within the period beginning three months prior to a Change in Control and ending 12 months following a Change in Control. See “Potential Payments Upon Termination or Change in Control” below for more information on our Named Executive Officer’s Change in Control payments and benefits.

•
“Clawback” Policy. We have adopted a “clawback” policy (the “Clawback Policy”) applicable to any current and former Executive Officers, which enables the Compensation Committee to recoup excess incentive compensation awarded after January 1, 2022 in the event of a restatement of our financial statements caused by an Executive Officer’s fraud, intentional misconduct, or gross negligence. See “Other Compensation Policies – Compensation Clawback Policy” below for further information on the Clawback Policy.

What We Do Not Do
•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our Named Executive Officers.
25

•
No Special Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•
No Short Selling, Hedging or Derivatives Transactions. We prohibit short selling or trading in derivatives of our securities. In addition, directors, executive officers and other employees identified by us as those subject to our quarterly blackout window are prohibited from holding our securities in margin accounts, pledging our securities as collateral for any loan or engaging in hedging or similar transactions with respect to our securities.

•
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon certain terminations of employment or a Change in Control of the Company.

•	No Special Welfare or Health Benefits. We do not provide our Named Executive Officers with any welfare or health benefit programs, other than an annual executive physical.
•	Limited Perquisites. We do not provide significant perquisites or other personal benefits to our Named Executive Officers.
Compensation Philosophy and Objectives
Our executive compensation philosophy is based on the concept of “pay for performance” and is aligned with the following primary goals:
•	Our compensation practices are designed to support the interests of our stockholders.
•	Achieving financial goals and other operational targets that drive the profitable growth of the Company is the basis for measuring performance.
•
Sufficient upside, in the form of the potential to earn more than the target amount, and downside, in the form of risk of not earning the full target amount, including zero, are built into our incentive compensation plans to deliver appropriate rewards based on Company results.

Based on this philosophy, our executive compensation program is guided by the following overarching principles:
•
Business Driven: Compensation should be aligned to our performance by linking rewards directly to the achievement of specific and challenging financial, operational, and strategic objectives that are expected to lead to increased stockholder value and executive retention and engagement.

•
Performance Differentiated: Compensation should be structured to create an effective link between pay and performance at both the corporate and individual level so that the contributions of our Executive Officers are valued and rewarded.

•	Market Competitive: Compensation should be competitive to attract, retain, and motivate Executive Officers needed to achieve our core strategic vision.
•
No Excessive Dilution: We believe that our overall reliance on equity awards should be related to our performance, and that the use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on our stockholders.

We also maintain a strong focus on leadership development and retention, and as such, our executive compensation program is designed to ensure that we attract and retain the talent required to execute our business strategy. The compensation actions and decisions for our Named Executive Officers support our talent retention objectives by considering individual contributions to our performance, long-term potential and holding power, and organizational succession plans.
We regularly assess and adjust our executive compensation program, policies, and practices in light of these overarching principles and, in doing so, consider feedback obtained through our stockholder engagement efforts.
26

Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our Named Executive Officers, other than for our President and CEO. The independent members of our Board review and approve the recommendations of the Compensation Committee with respect to the compensation for our President and CEO. The Compensation Committee’s decisions are subject to any approval of our Board that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or Nasdaq rules. Specifically, the Compensation Committee oversees our executive compensation program, administers our equity compensation plans, and reviews and approves the compensation of our Executive Officers (other than our President and CEO).
The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is posted on the investor relations section of our website located at https://investor.ni.com/corporate-governance.
As described in greater detail in the next section, the Compensation Committee considers both Company performance and individual performance when determining the overall compensation levels for our Named Executive Officers, as well as the individual elements of compensation. For example, our EIP is designed to incentivize our Executive Officers to achieve pre-established Company key objectives, which are financial and operational metrics, and ensure that our performance impacts the amounts payable to participants. The Compensation Committee believes that the various elements of executive compensation should work together to promote our objective that total compensation be related both to Company and individual performance.
Setting Total Direct Compensation
The Compensation Committee (or, in the case of our President and CEO, the independent members of our Board, upon the recommendation of the Compensation Committee) does not establish a specific target for the total direct compensation opportunity of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the Compensation Committee (or in the case of our President and CEO, the independent members of our Board, upon the recommendation of the Compensation Committee) relies primarily on the general business acumen and experience of its members and subjective consideration of various factors, including the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board;
•
each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•
the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

•
the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•	the business risk presented to us in the event the Named Executive Officer were to leave our employ;
•	our President and CEO’s compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;
•	general compensation trends and practices in the technology industry and broader U.S. market;
27

•
the compensation practices of comparable companies, including our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data conducted by the Compensation Committee’s compensation consultant as well as our in-house compensation experts; and

•	the recommendations of our President and CEO with respect to the compensation of our Named Executive Officers (other than his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any single factor on the determination of pay levels objectively quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider all factors in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making these decisions.
Role of Management
In establishing our executive compensation program, the Compensation Committee worked closely with our senior management, including our President and CEO and our Senior Vice President and Chief People Officer. In 2022, the Compensation Committee obtained input from our President and CEO when discussing the performance of, and compensation levels for, our Named Executive Officers (other than himself). The Compensation Committee also worked closely with our President and CEO and our Senior Vice President and Chief People Officer and others, as required, in evaluating the financial, accounting, tax, talent management/succession planning, and retention implications of our executive compensation program and its various elements. Neither our President and CEO nor any of our other Named Executive Officers was present when his or her own compensation was being discussed by the Compensation Committee.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia, a national compensation consulting firm, as its compensation consultant to advise on executive compensation matters. In 2022, at the direction of the Compensation Committee, Compensia conducted various projects, including performing a comprehensive review of our executive compensation program, performing a review of the compensation program for our Board on behalf of the Nomination and Governance Committee, assisting the Compensation Committee in updating our compensation peer group and preparing an analysis of the compensation of our Executive Officers, and assisting in the preparation of the executive compensation disclosure for our 2022 proxy statement. Compensia did not provide any other services for us in 2022.
The Compensation Committee annually reviews Compensia’s performance. As part of the review process, the Compensation Committee considers the independence of Compensia in accordance with SEC and Nasdaq listing rules. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during 2022.
Based on this review, as well as consideration of the factors affecting independence set forth in the SEC and Nasdaq listing rules, the Compensation Committee has determined that no conflict of interest was raised by Compensia’s work and that Compensia met the independence requirements of such rules.
Competitive Positioning
In making its compensation decisions for 2022, the Compensation Committee reviewed a competitive market analysis based on a compensation peer group, including (1) compensation data collected from publicly available information contained in the SEC filings from 19 selected peer group companies, and (2) data from a customized cut of the Radford Global Technology Survey, which included 15 of the 19 peer companies. Where insufficient data was available for a specific position for our peer group, the Compensation Committee looked at data from the general Radford Global Technology survey focusing on publicly traded technology companies with annual revenues ranging from $1 billion to $3 billion.
28

Based on the recommendation of its compensation consultant, the Compensation Committee made the following changes to the peer group for 2022 (as compared to the peer group for 2021): (1) removed Nuance Communications due to its pending acquisition and Synopsys due to its large market capitalization, (2) added Advanced Energy Industries and FormFactor as they fit our traditional business model, and (3) added Altair Engineering and Alteryx to reflect our transition to a software-oriented business model. The compensation peer group approved by the Compensation Committee for 2022 consisted of the following companies:
Company Name	Annual Revenue (in millions) (last four quarters)	Market Capitalization (1) (in millions)
Advanced Energy Industries	$1,452	$3,846
Altair Engineering	489	4,902
Alteryx	505	5,314
ANSYS	1,740	28,929
Cadence Design Systems	2,801	35,182
Cirrus Logic	1,369	4,434
Cognex	883	13,721
Citrix Systems	3,152	14,505
FormFactor	719	2,659
Keysight Technologies	4,632	26,507
MKS Instruments	2,488	9,944
Novanta	598	4,783
OSI Systems	1,092	1,740
PTC	1,634	15,442
Silicon Laboratories	927	5,988
Teledyne Technologies	3,107	19,237
Teradyne	3,199	21,022
Trimble	3,242	19,471
Viavi Solutions	1,155	3,913
Financial data per S&P Capital IQ as of June 22, 2021.
(1)	30-day average.
The Compensation Committee used the specific compensation data described above to assess the reasonableness and competitiveness of the compensation packages as a whole for our Named Executive Officers but exercised its judgment in allocating compensation among our Named Executive Officers and among the various elements of each individual Named Executive Officer’s total compensation package.
The Compensation Committee believes that total compensation and each element of compensation at or around the 50th percentile of the competitive market (based on the compensation data evaluated), in each case, is the appropriate reference when determining the compensation of our Named Executive Officers. Though the Compensation Committee uses the 50th percentile as a reference point, it does not target a specific percentile in the range of comparative information for each individual Named Executive Officer or for each element of compensation. Instead, the Compensation Committee structures the total compensation package for each Named Executive Officer after consideration of the comparative market data and the other factors described above under “Setting Total Direct Compensation.”
Elements of Executive Compensation
The principal elements of our executive compensation program for 2022 were as follows:
•	Base salary;
•	EIP for cash incentive bonus opportunities; and
•	Long-term incentive compensation in the form of equity awards.
29

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. We use base salary to provide each Named Executive Officer with a competitive level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers at the time we hire or promote the individual Named Executive Officer, taking into account his or her position, qualifications, experience, salary expectations, external market data, and the base salaries of our other Executive Officers. Thereafter, the Compensation Committee reviews the base salaries of our Executive Officers annually, with input from our President and CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions. The Compensation Committee does not use a specific formula, but instead the committee members exercise their judgment in view of our compensation philosophy and objectives.
In January 2022, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our President and CEO (other than with respect to his own salary), as well as the other factors set forth above and described in “Compensation Discussion and Analysis – “Compensation-Setting Process” – “Setting Total Direct Compensation.” Base salary increases that took effect as of January 1, 2022 for certain of our Named Executive Officers are as follows:
Named Executive Officer	2021 Annual Base Salary	2022 Annual Base Salary	Percentage Adjustment
Eric H. Starkloff	$735,000	$735,000	—%
Karen M. Rapp	480,000	500,000	4.2%
Scott A. Rust	425,000(1)	425,000	—%
Jason E. Green	575,000	595,000	3.5%
Ritu Favre	425,000	450,000	5.9%
(1)
Mr. Rust’s base salary was increased from $412,500 to $425,000 in connection with his promotion to Executive Vice President, Platform & Product, pursuant to his employment agreement with the Company, effective October 1, 2021.

The Compensation Committee increased the base salary for Ms. Favre to bring her base salary closer to the 50th percentile of the peer group. The actual base salaries paid to our Named Executive Officers in 2022 are set forth in the “2022 Summary Compensation Table” below.
Executive Incentive Program
The EIP is intended to promote Company performance (and, thereby, increase stockholder value) by providing our Executive Officers with the opportunity to earn cash payouts based on their level of attainment of three key pre-established corporate financial and operational objectives. Every calendar year, the Compensation Committee sets key corporate financial and operational objectives that it considers critical to our performance during such calendar year. For 2022, these key corporate financial and operational objectives, which were set during the first quarter of the year, were:
•	non-GAAP organic revenue growth (excluding (i) any acquisitions by the Company other than N H Research, LLC or (ii) any dispositions by the Company) (“Revenue Growth”);
•	non-GAAP operating margin levels based on organic results (“Operating Margin”); and
•	recurring billed value of all termed software subscription license agreements and perpetual maintenance agreements normalized to a one-year period (“Software Annual Recurring Revenue”).
Refer to Annex I for a reconciliation of the non-GAAP financial measures to our results as reported under GAAP.
30

After selecting these key corporate financial and operational objectives, the Compensation Committee, or, in the case of our President and CEO, the independent members of our Board, based on the recommendations of the Compensation Committee, set: (1) the weighting of the key corporate financial and operational objectives for each Named Executive Officer, (2) the target cash incentive bonus opportunity for each Named Executive Officer, expressed as a percentage of his or her base salary, and (3) the different EIP payout levels based on our actual performance for each key corporate financial and operational objective, expressed as a percentage of payout which increased or decreased with Company performance.
The key corporate financial and operational objectives were weighted as follows: 50% of any payout was dependent on achieving the pre-established Revenue Growth target level, 30% of any payout was dependent on achieving the pre-established Operating Margin target level, and 20% of any payout was dependent on achieving the Software Annual Recurring Revenue target level.
After the end of the year, the payout amount for the actual level of achievement of each key corporate financial and operational objectives was determined by the Compensation Committee. The Operating Margin payout was approved by the Compensation Committee based on our performance after adjusting the Operating Margin for actual annual cash incentive compensation expenses and associated payroll taxes versus related estimated expenses and taxes used when establishing the EIP payout slope. The Compensation Committee then approved the EIP payout for each Named Executive Officer, other than our President and CEO, and provided a recommendation to the independent members of our Board with respect to the EIP payout for our President and CEO for their consideration and approval.
The Compensation Committee set the 2022 EIP payout levels with a linear payout slope. EIP payout levels are capped at the maximum of 200% and can be as low as zero.
The weighting and payout level percentages for each of these key corporate financial and operational objectives in 2022, to be paid linearly between payout levels, were as follows:
		Payout Level					2022
Objective	Weighting	0%	50%	100%	150%	200%	2022 Actual Objective Result	2022 Objective Payout Percentage
Revenue Growth ($ in millions) (1)	50%	<0%	$1,619 10%	$1,766 20%	$1,913 30%	$2.060 40%	$1,633	54.8%
Operating Margin (%) (1)	30%	<20.5%	20.5%	20.8%	23.3%	25.5%	19.9%	0%
Software Annual Recurring Revenue ($ in millions)	20%	<$208	$229	$250	$271	$292	$232	57.1%
(1)	Refer to Annex I for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
The table above sets forth the 2022 actual objective results and the related objective payout percentages. For 2022, Company performance corresponded to a payout percentage of 54.8% for the Revenue Growth objective, 0% for the Operating Margin objective, and 57.1% for the Software Annual Recurring Revenue objective.
31

The actual EIP bonus paid to each of our Named Executive Officers (other than Mr. Green) was calculated by multiplying (i) the aggregate weighted 2022 EIP attainment percentage (as noted in the table below) by (ii) the 2022 EIP target amount (which is equal to the Named Executive Officer’s annual base salary multiplied by the EIP target percentage). Company performance for all key objectives resulted in a 2022 weighted EIP attainment percentages of 38.8% for each of our Named Executive Officers. For 2022, the EIP bonus paid to each of our Named Executive Officers was as follows:
Named Executive Officer	2022 EIP Target Percentage	2022 EIP Target Amount	2022 Weighted Attainment Percentage	2022 EIP Bonus Paid
Eric H. Starkloff	135%	$992,250	38.8%	$385,191
Karen M. Rapp	100%	500,000	38.8%	194,100
Jason E. Green (1)	100%	595,000	—	—
Scott A. Rust	100%	425,000	38.8%	164,985
Ritu Favre	100%	450,000	38.8%	174,690
(1)
Mr. Green departed from the Company effective December 31, 2022. Pursuant to the Transition Agreement and Release (the “Transition Agreement”) and the Separation Agreement and Release (the “Separation Agreement,” and together with the Transition Agreement, the “Green Transition and Separation Agreement”), Mr. Green received a lump sum payment in the amount of $595,000, which is the equivalent to 100% of his 2022 target cash incentive bonus opportunity (which was established at 100% of his annual base salary), paid at the same time the EIP bonus was paid to other Executive Officers of the Company.

The actual bonuses paid to our Named Executive Officers for 2022 are set forth in the “2022 Summary Compensation Table” below.
Long-Term Incentive Compensation
We believe that long-term incentive compensation in the form of equity awards is a critical element of our executive compensation program. The equity awards provide strong alignment between the interests of our Named Executive Officers and our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain qualified Named Executive Officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted pursuant to the applicable equity incentive plan by the Compensation Committee, typically at a meeting of the Compensation Committee held during the first quarter of the year. In 2022, awards were granted from the 2020 Equity Incentive Plan. The amount and forms of such equity awards are determined by the Compensation Committee after considering an analysis prepared by its compensation consultant, the factors described in “Compensation Discussion and Analysis — Compensation-Setting Process” above and the retention power on each Named Executive Officer as determined by his or her current unvested equity holdings. The amounts of the equity awards are intended to provide competitive value that results in target total direct compensation opportunities within a competitive range of the market data relative to our compensation peer group for similar roles and positions for each of our Executive Officers. The values are also determined by other considerations such as business results, experience, and individual performance.
32

Based on our own due diligence through reviewing the competitive market and our increase in emphasis on granting performance-based long term incentive compensation, in 2022, the Compensation Committee granted PRSUs representing 60% of the equity award value under our long-term incentive program to our Named Executive Officers, while the other 40% of the equity award value consisted of time-based RSUs. The mix is aligned with the practices of our peer group. From 2019 to 2021, the Compensation Committee previously granted PRSUs representing 50% of the equity award value to our Named Executive Officers (other than our President and CEO), while the other 50% of the equity award value consisted of RSUs. We believe that our use of performance-based long term incentive compensation is important to strengthening the alignment between our Named Executive Officers’ compensation and creation of stockholder value, while also driving the achievement of our financial and operational goals. The following table shows the target number of units pursuant to PRSU awards granted to each of our Named Executive Officers in January 2022. Each unit granted pursuant to the PRSU awards represented a contingent right to receive one share of our common stock for each unit earned for the Performance Period
Named Executive Officer	Target PRSUs	Target Grant Date Fair Value (1)
Eric H. Starkloff	84,526	$4,976,891
Karen M. Rapp	21,136	1,277,883
Jason E. Green (2)	23,954	1,448,259
Scott A. Rust	15,500	937,130
Ritu Favre	19,727	1,192,694
(1)
The fair value of the PRSUs was estimated using a Monte Carlo simulation model. The determination of fair value of the PRSUs is affected by our stock price and a number of assumptions including the expected volatility, expected dividend yield, and the risk-free interest rate. Our expected volatility at the date of grant was based on the historical volatilities of our common stock and the companies included in the Russell 2000 Index (the “Index”) over the three-year performance period that commenced on January 1, 2022 and will end on December 31, 2024 (the “Performance Period”). Grant date fair value is based on the grant date of January 18, 2022 (for the awards granted to Ms. Rapp, Mr. Green, Mr. Rust and Ms. Favre) and January 19, 2022 (for the award granted to our President and CEO).

(2)
Mr. Green departed from the Company effective December 31, 2022. Pursuant to the Green Transition and Separation Agreement, any PRSUs that were to be earned and unvested after his date of termination would not vest and will be forfeited. Thus, Mr. Green’s 2022 PRSUs were forfeited in connection with his departure.

The 2022 PRSUs may be earned and eligible for vesting based on our TSR compared to the TSR of the Index over the Performance Period of three years (using the average daily closing price of our common stock over a 30-day lookback period in each case). A linear calculation is performed between the stated percentiles to determine actual number of PRSUs earned at the end of the Performance Period.
The Compensation Committee set the target at the 55th percentile of the Index to incentivize above-median performance. The number of units subject to the 2022 PRSU awards will be earned from 0% to 200% of the target number of units based on our TSR compared to the Index as follows:
Payout Level	TSR Percentile Rank Against the Index	Payout Percentage of Target Number of Shares
Maximum	≥80th Percentile	200%
Stretch	65th Percentile	150%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
None	<25th Percentile	0%
Each unit granted pursuant to the PRSU awards represented a contingent right to receive one share of our common stock for each unit earned for the performance period.
33

The following table shows the number of units pursuant to time-based RSU awards granted to each of our Named Executive Officers in January 2022:
Named Executive Officer	RSUs (Number of Shares)	Grant Date Fair Value (1)
Eric H. Starkloff	56,351	$2,289,541
Karen M. Rapp	14,091	587,877
Jason E. Green (2)	15,969	666,227
Scott A. Rust	10,333	431,093
Ritu Favre	13,151	548,660
(1)
The fair value of RSUs was estimated using the closing price of our common stock for the day immediately prior to the date of grant. The 2022 RSUs were granted to each of Ms. Rapp, Mr. Green, Mr. Rust and Ms. Favre on January 18, 2022 and to our President and CEO on January 19, 2022.

(2)
Mr. Green departed from the Company effective December 31, 2022. Pursuant to the Green Transition and Separation Agreement, the portion of his 2022 RSU award that would have vested had Mr. Green remained employed through December 31, 2023 (representing 5,323 units) were accelerated and vested upon his departure on December 31, 2022. Each unit that was accelerated pursuant to the RSU award represented a contingent right to receive one share of our common stock for each unit that vested. The remaining portion of his 2022 RSU award with vesting dates after December 31, 2023 were forfeited upon his departure on December 31, 2022.

The 2022 RSUs vest in equal annual installments over a three-year period, with the first installment vesting on May 1, 2023, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.
The overall value of the long-term incentive equity award for our President and CEO and our other Named Executive Officers was determined after consideration of multiple factors as described in “Compensation Discussion and Analysis — Compensation–Setting Process” above. Such factors include a competitive market analysis prepared by the Compensation Committee’s compensation consultant as well as the current retention incentive for each Named Executive Officer as determined by his or her current unvested equity holdings.
The equity awards granted to our Named Executive Officers in 2022 are set forth in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards” table below.
The PRSU awards previously granted in 2020 and 2021 to our Named Executive Officers were also measured against the Index. The performance period for the PRSU awards granted in 2020 began on January 1, 2020 and ended on December 31, 2022 (the “2020 Performance Period”). The performance period for the PRSU awards granted in 2021 began on January 1, 2021 and will end on December 31, 2023 (the “2021 Performance Period”).
For the 2020 Performance Period, our TSR ranked in the 48.54 percentile as compared to the Index, such that 89% of the PRSUs granted in 2020 were earned and vested as of December 31, 2022. The following table shows the total number PRSUs granted to our Named Executive Officers in January or February 2020, the vesting percentage and the number of vested PRSUs as of December 31, 2022.
Named Executive Officer (1)	PRSUs Granted in 2020	Vesting Percentage	Number of Vested Performance-Based Restricted Stock Units
Eric H. Starkloff (2)	100,471	89%	89,419
Karen M. Rapp	15,657	89%	13,934
Jason E. Green (3)	11,184	89%	9,953
Scott A. Rust	8,947	89%	7,962
(1)	Ms. Favre was not eligible for a PRSU award in 2020 because she was not an Executive Officer.
(2)
Mr. Starkloff’s PRSU awards were made pursuant to the Executive Employment Agreement, dated October 28, 2019, and include a one-time promotional award of 75,000 PRSUs granted on February 1, 2020 and a supplemental award of 25,471 PRSUs granted on April 29, 2020.

(3)
Pursuant to the Green Transition and Separation Agreement, the PRSUs granted to Mr. Green in 2020 vested at the end of the 2020 Performance Period. Each unit granted pursuant to the 2020 PRSU awards represented a contingent right to receive one share of our common stock for each unit earned for the 2020 Performance Period.

34

Health and Other Benefits
Our Named Executive Officers are eligible to receive an annual executive physical as well as the other employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include flexible spending accounts, medical, dental and vision benefits, business travel insurance, employee assistance program, basic life insurance benefits, accidental death and dismemberment insurance policies, short-term and long-term disability insurance, and commuter benefits. In structuring these programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies, compliant with applicable laws and affordable to employees.
We maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. In 2022, we made matching contributions under the Section 401(k) Plan in an amount equal to 50% of the amount of the participant’s contribution up to 8% of the participant’s eligible compensation, after the employee's first year of service. All participants’ interests in the matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a tax-qualified retirement plan, contributions to the Section 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the Section 401(k) Plan, and all contributions are deductible by us when made. The Section 401(k) Plan does not provide for purchases of our stock.
We also maintain the 1994 Employee Stock Purchase Plan (the “ESPP”). The ESPP is generally intended to qualify as a tax-favored employee stock purchase plan under Section 423 of the Code. The ESPP permits eligible employees to acquire shares of our common stock at a purchase price of 85% of the lower of the market price at the beginning or the end of the purchase period. Under this plan, a participant can invest a maximum amount equal to 15% of eligible compensation, provided that such amount cannot exceed $25,000 in any year.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers.
During 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, valued at $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment Arrangements and Post-Employment Compensation
We have written employment agreements with each of our Named Executive Officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new Executive Officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. These arrangements provide for “at will” employment.
The terms and conditions of employment of each of our Named Executive Officers contain post-employment compensation arrangements that provide these Named Executive Officers with certain protection in the event of their termination of employment in specified circumstances such as involuntarily termination without Cause or resignation for Good Reason, including within a Change in Control (each as defined in their employment agreements).
We believe that the employment arrangements with our existing Named Executive Officers incentivized these individuals to accept and retain their positions. We also believe that the employment arrangements help maintain their
35

continued focus and dedication to their assigned duties to maximize stockholder value. The Compensation Committee (and, with respect to our President and CEO, the independent members of our Board) reviewed the proposed terms of these arrangements and deemed it to be in our best interests and the best interests of our stockholders to approve the terms of such arrangements.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
For (i) detailed descriptions of the employment arrangements we maintain with our Named Executive Officers, (ii) an estimate of the potential payments and benefits payable under these arrangements to the Named Executive Officers (other than Mr. Green) as of December 31, 2022 and (iii) a detailed description of the severance payments and benefits paid to Mr. Green in connection with his departure at the end of 2022, see “Potential Payments Upon Termination or Change in Control” below.
Equity Compensation Plans Terms
In addition, our equity compensation plans provide for the acceleration of vesting of outstanding and unvested equity awards in certain circumstances. See “Potential Payments Upon Termination or Change in Control” below for a further description.
Other Compensation Policies
Equity Award Grant Policy
We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. In addition, we do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of our executive compensation.
Stock Ownership Policy
We have a Stock Ownership Policy for our President and CEO, other Executive Officers, and the non-employee members of our Board, which is intended to further align the interests of such individuals with the interests of our stockholders and to promote our commitment to good corporate governance. Our Stock Ownership Policy requires that:
•	our President and CEO hold shares of our common stock having a value equal to at least six times his annual base salary;
•	our other Executive Officers hold shares of our common stock having a value equal to at least two times his or her annual base salary; and
•
the non-employee members of our Board hold shares of our common stock having a value equal to at least six times the amount of the annual retainer paid to such director for his or her service on our Board.

Under our Stock Ownership Policy, eligible stock ownership includes: (i) shares owned directly by the Executive Officer or non-employee member of our Board or his or her immediate family members residing in the same household, and (ii) shares held in trust for the benefit of the Executive Officer or non-employee member of our Board or his or her family. The value of each share is measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation and (ii) the purchase price actually paid by the person for such share.
The Stock Ownership Policy requires that our President and CEO, our other Executive Officers, and the non-employee members of our Board achieve the applicable levels of ownership within five years after the date of his or her appointment.
Compensation Clawback Policy
We have a Clawback Policy applicable to any current and former Executive Officers. Pursuant to the Clawback Policy, if an Executive Officer engages in fraud, intentional misconduct or gross negligence that causes or partially causes the restatement of our financial statements due to material noncompliance with financial reporting requirements, the Compensation Committee may require such Executive Officer to reimburse or forfeit all or a portion
36

of any excess incentive compensation (cash or equity-based compensation) that is paid to, awarded to, or received by such Executive Officer based on the achievement of financial or stock performance metrics, and which was awarded on or after January 1, 2022 and paid in the preceding three-year period from the time we determine that we must restate our financial statements.
We intend to adopt a general compensation recovery policy (or modify our existing Clawback Policy) covering our short-term and long-term incentive award plans and arrangements once Nasdaq has adopted an SEC-approved listing standard that complies with Exchange Act Rule 10D-1.
Derivative Trading, Short Sales, Margin Accounts and Hedging
Our Insider Trading Policy applies to all members of our Board, our officers, employees, consultants, contractors, agents or other service providers to us. Pursuant to our Insider Trading Policy, we do not permit short sales of our securities, or trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued by us) or purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either granted by us as part of compensation, or held, directly or indirectly by an individual.
In addition, we prohibit those persons subject to our quarterly blackout periods from holding our securities in a margin account or pledging our securities as collateral for any loan or as part of any other pledging transaction. Persons subject to our quarterly blackout periods include our executive leadership team and their direct reports, certain members of the accounting and finance departments identified by their respective executive leadership team member as having specialized knowledge, certain members of the sales department identified by their respective executive leadership team member as having specialized knowledge, all members of the legal department, persons who receive or have access to certain reports or systems, or otherwise have access to companywide monthly, quarterly, or annual financial results, and, if applicable, any additional employee otherwise notified in writing by the legal department.
Tax and Accounting Considerations
In designing our executive compensation program, the Compensation Committee considers the anticipated tax and accounting implications to us and our Executive Officers. While the Compensation Committee considers the applicable tax and accounting treatment of the elements of our executive compensation program, these factors are not dispositive in its decision making.
Deductibility of Executive Compensation
Section 162(m) of the Code imposes a limit on the deductibility for federal income tax purposes of any remuneration in excess of $1 million paid to our CEO, CFO, and certain of our other executive officers. We expect that compensation paid to our Named Executive Officers in excess of $1 million generally will not be deductible. While the Compensation Committee has taken steps in the past to preserve tax deductibility under Section 162(m), it has retained and will continue to retain authority to approve compensation arrangements that may not be fully tax deductible by reason of Section 162(m).
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our Executive Officers and other employees including Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC 718 requires us to record a compensation expense in our income statement for all equity awards granted to our Executive Officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the Summary Compensation Table, even though recipients may never realize any value from their equity awards.
37

The grant date fair value of PRSUs was estimated using a Monte Carlo simulation model. The determination of fair value of the PRSU is affected by our stock price and a number of assumptions including the expected volatility, expected dividend yield, and the risk-free interest rate. Our expected volatility at the date of grant was based on the historical volatilities of our common stock and the companies included in the Index over the performance period.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the disclosures contained in the “Compensation Discussion and Analysis.” Based upon such review and discussion, the Compensation Committee recommended to our Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Respectfully Submitted,
Duy-Loan T. Le, Chair
James E. Cashman, III
Gayla J. Delly
Dr. Gerhard P. Fettweis
38

Executive Compensation Tables
2022 SUMMARY COMPENSATION TABLE
The following table shows the total compensation earned by our Named Executive Officers during the years ended December 31, 2022, December 31, 2021, and December 31, 2020. Information is not included for Ms. Favre for the year ended December 31, 2020 as she was not a Named Executive Officer in such year:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric H. Starkloff President and CEO	2022	735,000	—	7,266,432	385,191	11,881	8,398,504
	2021	735,000	—	6,659,514	785,763	10,108	8,190,385
	2020	629,271	—	10,414,680	411,075	10,608	11,465,634
Karen M. Rapp* Former Executive Vice President and Chief Financial Officer	2022	500,000	100,000	1,865,759	194,100	7,860	2,667,719
	2021	480,000	—	3,580,931	380,112	8,260	4,449,303
	2020	439,795	—	1,677,021	159,703	8,093	2,284,612
Jason E. Green* Former Chief Revenue Officer and Executive Vice President	2022	595,000	—	2,114,486	—	1,476,812	4,186,298
	2021	575,000	200,000	2,088,851	364,274	10,110	3,238,235
	2020	551,042	100,284	1,197,918	193,200	10,110	2,052,554
Scott A. Rust Executive Vice President, Global Operations	2022	425,000	—	1,368,223	164,985	15,423	1,973,631
	2021	415,625	—	979,152	243,386	13,485	1,651,648
	2020	383,717	1,000	958,313	113,213	11,760	1,468,003
Ritu Favre Executive Vice President & GM, Business Units	2022	450,000	—	1,741,354	174,690	13,860	2,415,377
	2021	425,000	—	1,566,666	336,558	11,760	2,339,984
*
Mr. Rapp resigned as our Executive Vice President and Chief Executive Officer, effective January 9, 2023. Mr. Green departed from the Company as our Chief Revenue Officer and Executive Vice President, effective December 31, 2022.

(1)	In 2022, Ms. Rapp received a $100,000 retention cash bonus paid in four quarterly installments during 2022.
In 2021, Mr. Green received a $200,000 performance bonus based on the Portfolio BU’s performance during that year. In 2020, Mr. Green received a service award of $284 and a $100,000 transition payment as the Compensation Committee approved transferring Mr. Green from a sales-based incentive compensation plan to the EIP. The transition payment was intended to compensate Mr. Green for the short-term negative impact on his compensation caused by his being transferred to the EIP.
In 2020, Mr. Rust received a service award of $1,000. All employees, including executives, are eligible under our service award program pursuant to which employees may receive awards based on the number of years of continued employment with us. Awards under the service award program have historically been in the range of $100 to $1,000 per award, with employees receiving $100 in cash at their 5th anniversary of service with us and $1,000 in cash at their 10th, 15th, 20th and 25th anniversaries of service with us.
(2)
The amounts represent the aggregate grant date fair value of awards granted in each fiscal year, as computed in accordance with FASB ASC 718. The grant date fair value for time-based RSUs is measured in accordance with FASB ASC 718 and based on the closing price of our common stock on the date preceding the date of grant. The grant date fair value for PRSUs is calculated using a Monte-Carlo model for each award on the date of grant, as determined under FASB ASC 718, based on the probable outcome of the performance condition as of the grant date. The fair value for each award may differ based on the applicable data, assumptions, and estimates used in the model. Our expected volatility at the date of grant was based on the historical volatilities of our common stock and the companies included in the Index over the performance period. Although the assumed probable outcome as of the grant date was achievement at the target level, the terms of the awards for PRSUs also provide for achievement of up to 200% of the target amount (the “maximum”). The value of the PRSU awards granted in 2022, assuming achievement of the maximum performance level of 200%, would have been: Mr. Starkloff: $9,953,782; Ms. Rapp: $2,555,765; Mr. Green: $2,896,518; Mr. Rust: $1,874,260; and Ms. Favre: $2,385,389.

39

For Mr. Starkloff, the amount reflected in the “Stock Awards” column above for 2020 includes a one-time promotional grant of 75,000 PRSUs and 75,000 RSUs, granted pursuant to the Starkloff Executive Employment Agreement, in connection with appointment of Mr. Starkloff as our President and CEO.
For Mr. Rapp, the amount reflected in the “Stock Awards” column above for 2021 includes a one-time retention award of 27,700 RSUs granted on April 20, 2021, with a grant date fair value of $1,230,988.
(3)	The amounts represent the cash bonus earned by Named Executive Officers pursuant to the EIP for 2022, 2021, and 2020.
(4)
The amounts represent Company contributions to the Section 401(k) Plan on behalf of the Named Executive Officers, the full dollar value of premiums paid by us for term life insurance on behalf of the Named Executive Officers and certain other payments in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan ($)	Term Life Insurance Premium Paid by NI for Benefit of the Insured ($)	Other ($) *	Total ($)
Eric H. Starkloff	2022	9,958	360	1,563	11,881
	2021	8,748	360	1,000	10,108
	2020	8,748	360	1,500	10,608
Karen M. Rapp	2022	7,500	360	—	7,860
	2021	7,900	360	—	8,260
	2020	7,733	360	—	8,093
Jason E. Green	2022	13,500	360	1,462,952	1,476,812
	2021	9,750	360	—	10,110
	2020	9,750	360	—	10,110
Scott A. Rust	2022	13,500	360	1,563	15,423
	2021	11,625	360	1,500	13,485
	2020	11,400	360	—	11,760
Ritu Favre	2022	13,500	360	—	13,860
	2021	11,400	360	—	11,760
*	The dollar amounts listed in “Other” for Mr. Starkloff reflect fees and expenses paid related to contributions by us to Mr. Starkloff’s health spending account paid in 2022, 2021 and 2020.
The dollar amounts listed in “Other” for Mr. Green reflect: the payments and benefits provided to Mr. Green in connection with his departure from the Company effective December 31, 2022 as required by the terms of the Green Transition and Separation Agreement, consisting of: (i) the payment of $10,000 for executive transition services; (ii) a lump sum payment in the amount of $595,000, which is the equivalent to 100% of his 2022 target cash incentive bonus opportunity (which was established at 100% of his annual base salary), paid at the same time as the other executive officers, (iii) the reimbursement, or payment directly on his behalf, for the premiums for COBRA through December 31, 2023, or the date that he becomes eligible for coverage under a subsequent employer’s plan (estimated at $24,676) and (iv) $833,276, representing the value of the portion of Mr. Green’s outstanding time-based RSU awards that were accelerated as of his date of termination. For more information about Mr. Green’s severance payments and benefits, see “Potential Payments Upon Termination or Change in Control” below.
The dollar amounts listed in “Other” for Mr. Rust reflect Mr. Rust’s health spending account for 2022 and 2021.
The dollar amounts listed in “Other” for Ms. Favre reflect amount paid by NI in connection with Ms. Favre’s participation in an incentive award trip.
Other than the foregoing, NI did not provide its Named Executive Officers with any form of compensation that would be reportable under Item 402(c)(2)(ix) of Regulation S-K for the years reported in the table. NI does not pay or accrue cash dividends on unvested RSUs.
40

GRANTS OF PLAN-BASED AWARDS TABLE
FOR FISCAL YEAR ENDED DECEMBER 31, 2022
Named Executive Officer(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Stock Units			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Aggregate Grant Date Fair Value of Stock Awards (#)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric H. Starkloff
Executive Incentive Program (EIP)		$992,250	$1,984,5000	—	—	—	—	—
2020 Incentive Plan - RSUs	1/19/2022	—	—	—	—	—	56,351	$2,289,541
2020 Incentive Plan - PRSUs	1/19/2022	—	—	42,263	84,526	169,052	—	4,976,891
Karen M. Rapp
Executive Incentive Program (EIP)		$500,000	$1,000,000	—	—	—	—	—
2020 Incentive Plan - RSUs	1/18/2022	—	—	—	—	—	14,091	587,877
2020 Incentive Plan - PRSUs	1/18/2022	—	—	10,568	21,136	42,272	—	1,277,883
Jason E. Green
Executive Incentive Program (EIP) (4)		$595,000	$1,190,000	—	—	—	—	—
2020 Incentive Plan – RSUs (5)	1/18/2022	—	—	—	—	—	15,969	666,227
2020 Incentive Plan – PRSUs (5)	1/18/2022	—	—	11,977	23,954	47,908	—	1,448,259
Scott A. Rust
Executive Incentive Program (EIP)		$425,000	$850,000	—	—	—	—	—
2020 Incentive Plan - RSUs	1/18/2022	—	—	—	—	—	10,333	431,093
2020 Incentive Plan - PRSUs	1/18/2022	—	—	7,750	15,500	31,000	—	937,130
Ritu Favre
Executive Incentive Program (EIP)		$450,000	$900,000	—	—	—	—	—
2020 Incentive Plan - RSUs	1/18/2022	—	—	—	—	—	13,151	548,660
2020 Incentive Plan - PRSUs	1/18/2022	—	—	9,864	19,727	39,454	—	1,192,694
(1)	The table shows information regarding the incentive compensation awards granted to the Named Executive Officers for 2022
(2)
Represents the range of possible cash payouts under the EIP. Cash payouts are on a linear slope. Cash payouts are capped at the maximum of 200% and can be as low as zero. Actual cash payouts are based on attainment of pre-established corporate financial and operational objectives, as described under “Compensation Discussion and Analysis – Executive Compensation Program” above. There is no threshold level of performance for the EIP. The amounts shown in the “maximum” column are payouts at 200%, which is the maximum possible payout. The actual amounts awarded to our NEOs under the EIP for 2022 are included in the “Non-Equity Incentive Plan Compensation” column of the Executive Compensation – Summary Compensation Table for Fiscal Year 2022.

(3)	For 2022, the RSU awards granted to the Named Executive Officers have three-year annual vesting with a vesting commencement date of May 1, 2022.
(4)
Mr. Green departed from the Company effective December 31, 2022. Pursuant to the Green Transition and Separation Agreement, Mr. Green received a lump sum payment in the amount of $595,000, representing his target EIP award, less applicable withholdings, paid at the same time the EIP bonus was paid to other senior executives of the Company.

(5)
Pursuant to the Green Transition and Separation Agreement, the portion of the 2022 RSU award that would have vested had Mr. Green remained employed through December 31, 2023 (representing 5,323 units) were accelerated and vested upon his departure on December 31, 2022. The remaining portions of the 2022 RSU with vesting dates after December 31, 2023 (representing 10,646 units) were forfeited upon his departure on December 31, 2022. Additionally, Mr. Green’s 2022 PRSU award (representing 23,954 units) was forfeited upon his departure on December 31, 2022.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion
The terms of each Named Executive Officer’s employment include severance payments and benefits and payments and benefits that may be triggered by a change in control of the Company. See the “Employment Arrangements and Post-Employment Compensation” above and “Potential Payments Upon Termination or Change in Control” below for more detailed discussion of such arrangements.
We have not repriced or made any material modifications to any equity-based awards to our Named Executive Officers.
41

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END TABLE*
The following table provides information regarding stock and equity incentive plan awards for each Named Executive Officer that, as of December 31, 2022, had not vested:
Named Executive Officer	Stock Awards
	Type of Award (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Eric H. Starkloff	RSU	1/19/22	56,351	2,079,352	—	—
	RSU	2/17/21	29,982	1,106,336	—	—
	RSU	4/29/2020	8,490	313,281	—	—
	RSU	2/1/2020	25,000	922,500	—	—
	RSU	4/26/2016	7,031	259,444	—	—
	RSU	4/21/2015	6,015	221,954	—	—
	RSU	4/22/2014	1,919	70,811	—	—
	RSU	4/23/2013	192	7,085	—	—
	PRSU	1/19/2022	—	—	84,526	3,119,009
	PRSU	2/17/2021	—	—	67,461	2,489,311
Karen M. Rapp	RSU	1/18/2022	14,091	519,958	—	—
	RSU	4/20/2021	13,850	511,065	—	—
	RSU	1/19/2021	14,028	517,633	—	—
	RSU	2/19/2020	5,219	192,581	—	—
	PRSU	1/18/2022	—	—	21,136	779,918
	PRSU	1/19/2021	—	—	21,043	776,487
Scott A. Rust	RSU	1/18/2022	10,333	381,288	—	—
	RSU	1/19/2021	5,845	215,681	—	—
	RSU	2/19/2020	2,982	110,036	—	—
	RSU	4/26/2016	4,217	155,607	—	—
	RSU	4/21/2015	3,610	133,209	—	—
	RSU	4/22/2014	640	23,616	—	—
	RSU	4/23/2013	116	4,280	—	—
	PRSU	1/18/2022	—	—	15,500	571,950
	PRSU	1/19/2021	—	—	8,768	323,539
Ritu Favre	RSU	1/18/2022	13,151	485,272	—	—
	RSU	1/19/2021	9,352	345,089	—	—
	RSU	4/28/2020	6,398	236,086	—	—
	RSU	10/22/2019	3,000	110,700	—	—
	PRSU	1/18/2022	—	—	19,727	727,926
	PRSU	1/19/2021	—	—	14,029	517,670
*	Information regarding the PRSUs granted to Mr. Starkloff, Ms. Rapp, and Mr. Rust on January 1, 2020, which vested on December 31, 2022, is not included in the table.
Information regarding the RSUs and PRSUs previously granted to Mr. Green was not included in the table. As previously noted, pursuant to the Green Transition and Separation Agreement, the portion of the RSU awards that would have vested had Mr. Green remained employed through December 31, 2023, (representing 22,582 units), were accelerated and vested upon his departure on December 31, 2022. The remaining portion of the RSU awards granted to Mr. Green with vesting dates after December 31, 2023 (representing 20,941 units) were forfeited upon his departure on December 31, 2022. Additionally, the PRSUs granted to Mr. Green that were scheduled to vest after December 31, 2022 (such as the PRSUs granted in 2021 and 2022) (representing 42,659 units), were forfeited upon his departure.
(1)
RSUs were granted under the 2010 Incentive Plan, 2015 Incentive Plan, and 2020 Incentive Plan. RSUs granted under the 2010 Incentive Plan and 2015 Incentive Plan prior to April 2016 vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that we achieve certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the

42

award per year. For awards granted pursuant to the 2010 Incentive Plan prior to April 2016, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which we attain a 40% year over year Revenue Growth and 18% non-GAAP operating profit as a percentage of revenue. Specifically, if we achieve a 40% year over year Revenue Growth and a 18% non-GAAP operating profit as a percentage of revenue, then 10% of the total number of RSUs subject to the award will accelerate. For awards granted pursuant to the 2015 Incentive Plan prior to April 2016, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which we attain 20% year over year Revenue Growth and 18% non-GAAP operating profit as a percentage of revenue. Specifically, if we achieve a 20% year-over-year Revenue Growth and a 18% non-GAAP operating profit as a percentage of revenue, then 10% of the total number of RSUs subject to the award accelerates. The earliest an award eligible for acceleration may fully vest is in five years. RSUs granted under the 2010 Incentive Plan and 2015 Incentive Plan prior to April 2016 have a vesting term of ten years. RSUs granted pursuant to the 2015 Incentive Plan from April 2016 to April 2018 vest as to 25% of the units subject to the RSUs on each anniversary of the vesting commencement date. In 2019, RSUs for our Named Executive Officers at that time were granted under the 2015 Incentive Plan and vest as to 1/3rd of the units subject to the RSUs on each anniversary of the vesting commencement date. For Mr. Green, RSUs granted in 2019 were granted under the 2015 Incentive Plan and vest as to 1/4th of the units subject to the RSUs on each anniversary of the vesting commencement date. RSUs granted in 2020 were granted pursuant to the 2015 Equity Incentive Plan and vest as to 1/3rd of the units subject to the RSUs on each anniversary of the vesting commencement date. RSUs granted in 2021 (other than the Rapp April 2021 Award) were granted pursuant to the 2020 Equity Incentive Plan and vest as to 1/3rd of the units subject to the RSUs on each anniversary of the vesting commencement date. In April 2021, Ms. Rapp received 27,700 RSUs granted under the 2020 Incentive Plan, which vest as to 1/2 of the RSUs on each anniversary of the vesting commencement date. RSUs granted in 2022 were granted pursuant to the 2020 Equity Incentive Plan and vest as to 1/3rd of the RSUs on each anniversary of the vesting commencement date. RSUs are subject to the continued service of the Named Executive Officer on each such vesting date.
PRSUs granted in 2021 and 2022 were granted under the 2020 Incentive Plan, while PRSUs granted in 2020 were granted under the 2015 Incentive Plan. Outstanding PRSU awards may be earned and eligible for vesting in a single installment following the end of the applicable three-year performance period from the beginning of the performance period starting on January 1.
43

The following table (part of note 1), sets forth the grant date and vesting commencement date or performance period commencement date for the unvested stock awards listed in the table above.
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Grant Date	Vesting Commencement Date / Performance Period Commencement Date
Eric H. Starkloff	56,351	1/19/22	5/2/2022
	29,982	2/17/2021	5/1/2021
	8,490	4/29/2020	5/1/2020
	25,000	2/1/2020	2/1/2020
	7,031	4/26/2016	5/1/2016
	6,015	4/21/2015	5/1/2015
	1,919	4/22/2014	5/1/2014
	192	4/23/2013	5/1/2013
	84,526	1/19/2022	1/1/2022
	67,461	2/17/2021	1/1/2021
Karen M. Rapp	14,091	1/18/2022	5/2/2022
	13,850	4/20/2021	2/28/2021
	14,028	1/19/2021	5/1/2021
	5,219	2/19/2020	5/1/2020
	21,136	1/18/2022	1/1/2022
	21,043	1/19/2021	1/1/2021
Scott A. Rust	10,333	1/18/2022	5/2/2022
	5,845	1/19/2021	5/1/2021
	2,982	2/19/2020	5/1/2020
	4,217	4/26/2016	5/1/2016
	3,610	4/21/2015	5/1/2015
	640	4/22/2014	5/1/2014
	116	4/23/2013	5/1/2013
	15,500	1/18/2022	1/1/2022
	8,768	1/19/2021	1/1/2021
Ritu Favre	13,151	1/18/2022	5/2/2022
	9,352	1/19/2021	5/1/2021
	6,398	4/28/2020	5/1/2020
	3,000	10/22/2019	5/1/2019
	19,727	1/18/2022	1/1/2022
	14,029	1/19/2021	1/1/2021
(2)	Calculated by multiplying the number of units subject to the RSUs by $36.90, the closing market price of our common stock on December 31, 2022.
(3)
Reflects PRSUs granted at target performance level. The PRSUs are reported at the target level because we are required by SEC rules to compare our performance through 2022 under the PRSU awards against the threshold, target and maximum performance levels for the grant and report the applicable potential share number. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if performance through the previous year exceeded target, even by only a modest amount, and even if it is unlikely that we will achieve the results that would dictate the payment of the maximum amount, we are required by SEC rules to report the maximum potential payouts. For the first year of the 2022-2024 and the first two years of the 2021-2023 performance period, we tracked between the threshold and target levels of performance against the PRSU performance goals on a combined basis and have accordingly reported the PRSUs at the target award levels.

44

STOCK VESTED
FOR FISCAL YEAR ENDED DECEMBER 31, 2022 TABLE*
	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Eric H. Starkloff	25,000	$1,030,500 (1)
	45,487	1,643,900 (2)
	89,419	3,299,561 (5)
Karen M. Rapp	21,569	779,504 (2)
	13,850	556,632 (3)
	13,934	514,165 (5)
Jason E. Green	22,962	829,847 (2)
	9,953	367,266 (5)
	22,582	833,276 (6)
Scott A. Rust	18,996	686,515 (2)
	7,962	293,798 (5)
Ritu Favre	10,876	393,059 (2)
	2,860	109,195 (4)
*	Includes PRSUs granted to Mr. Starkloff, Ms. Rapp, Mr. Green and Mr. Rust in January or February 2020, all of which vested on December 31, 2022. We do not grant stock options.
(1)	The value of the RSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of February 1, 2022, which was $41.22 per share.
(2)	The value of the RSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of May 2, 2022, which was $36.14 per share.
(3)	The value of the RSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of February 28, 2022, which was $40.19 per share.
(4)	The value of the RSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of November 1, 2022, which was $38.18 per share.
(5)	The value of the PRSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of December 31, 2022, which was $36.90 per share.
(6)	The value of the RSUs was calculated by using the closing price of our common stock for the day immediately preceding the vesting date of December 31, 2022, which was $36.90 per share.
Pension Benefits and Nonqualified Deferred Compensation
We do not maintain any pension plans, non-qualified defined contribution plans, or non-qualified deferred compensation plans.
Potential Payments Upon Termination or Change in Control
Termination and Change in Control Severance Arrangements with our Named Executive Officers
Our employment arrangements with each of Mr. Starkloff, Ms. Rapp, Mr. Green, Ms. Favre, and Mr. Rust, summarized below, include severance or other payment arrangements that would be triggered by a termination of employment or change in control of the Company on December 31, 2022.
45

Arrangements with Mr. Starkloff:
On October 28, 2019, we entered into the Executive Employment Agreement with Mr. Starkloff, pursuant to which Mr. Starkloff was appointed as our President and Chief Executive Officer, effective February 1, 2020 (the “Starkloff Executive Employment Agreement”).
In the event of an involuntary termination of Mr. Starkloff’s employment by the Company or a successor without Cause or resignation for Good Reason (as such terms are defined in the Starkloff Executive Employment Agreement), subject to him executing and not revoking a release of claims in favor of the Company and meeting other requirements in the Starkloff Executive Employment Agreement, Mr. Starkloff would be entitled to receive the following (the “Starkloff Employment Agreement Severance Entitlements”):
(i)
continuing severance pay at a rate equal to 100% of his annual base salary, as then in effect, for a period of 18 months from the date of such termination of employment, paid in accordance with our normal payroll practices (but if such a termination occurs within the period beginning three months prior to a Change in Control (as defined in the Starkloff Executive Employment Agreement) and ending 12 months following a Change in Control, then he would be entitled to receive the severance amount in a lump sum on the 60th day following the termination date);

(ii)
to the extent not already earned and accrued, a lump sum equivalent to 100% of his EIP bonus as in effect at the time of the applicable termination or resignation, paid at such time annual bonuses are paid to our other senior executives;

(iii)
accelerated vesting of Mr. Starkloff’s outstanding time-based RSUs that would have vested had he remained employed by the Company or a successor for 12 months following the termination date, and subject to any required approval by our Board; and

(iv)
provided he timely elects healthcare continuation coverage under COBRA, reimbursement of Mr. Starkloff for, or direct payment of, his COBRA premiums (at the coverage level in effect immediately prior to his termination) until the earlier of 18 months following the termination date or the date Mr. Starkloff becomes covered under similar plans. If we determine, in our sole discretion, that we cannot provide the foregoing benefit related to COBRA premiums without potentially violating or being subject to an excise tax under applicable law, we would instead provide a taxable monthly payment of an equivalent amount, which would be made regardless of whether Mr. Starkloff elects COBRA, and continue until the earlier of 18 months following termination or the date Mr. Starkloff becomes covered under similar plans.

If Mr. Starkloff’s employment had been terminated by the Company or a successor without Cause or Mr. Starkloff resigned for Good Reason, in either case on December 31, 2022, the Starkloff Employment Agreement Severance Entitlements would have had an estimated value of $4,352,305 (including $2,831,854, which is the estimated value of accelerated time-based RSUs based upon the closing market price of our common stock on December 31, 2022, which was $36.90 per share (the “Applicable Price”).
For avoidance of doubt, Mr. Starkloff’s equity awards remain subject to the Change in Control vesting or other treatment as provided for pursuant to the terms of our equity plan and his equity award agreements, as applicable, notwithstanding his eligibility to receive vesting acceleration set forth in (iii) above. These entitlements are described below under “—Equity Awards of Named Executive Officers.”
If a Change in Control had occurred as of December 31, 2022, in connection with a termination of employment that resulted in acceleration under the terms of our equity incentive plans and equity award agreements of all unvested equity awards outstanding as of such date, instead of the value of the equity awards included in the termination benefits above, the value of equity awards at the Applicable Price included with such termination benefits would be $10,589,082.
Arrangements with Ms. Rapp:
On February 22, 2021, we entered into the Executive Employment Agreement with Ms. Rapp (the “Rapp Executive Employment Agreement”) who resigned as our Executive Vice President and Chief Financial Officer in January 2023 and transitioned to a strategic advisor role. Pursuant to the Rapp Executive Employment Agreement, in the event of involuntary termination of Ms. Rapp’s employment by the Company or a successor without Cause or
46

resignation for Good Reason (as such terms are defined in the Rapp Executive Employment Agreement), subject to her executing and not revoking a release of claims in favor of the Company and meeting other requirements in the Rapp Executive Employment Agreement, Ms. Rapp would have been entitled to receive the following (the “Rapp Employment Agreement Severance Entitlements”):
(i)
continuing severance pay at a rate equal to 100% of her annual base salary for a period of 12 months from the date of termination of employment (but if such a termination occurs within the period beginning three months prior to a Change in Control (as defined in the Rapp Executive Employment Agreement) and ending 12 months following a Change in Control, then she would have been entitled to receive the severance amount in a lump sum on the 60th day following the termination date);

(ii)
to the extent not already earned and accrued, a lump sum equivalent to 100% of her EIP bonus as in effect at the time of the applicable termination or resignation, paid at such time annual bonuses are paid to our other senior executives;

(iii)
accelerated vesting of her outstanding time-based RSUs that would have vested had she remained employed by the Company or a successor for 12 months following the termination date, and subject to any required approval by the Compensation Committee; and

(iv)
provided she timely elected healthcare continuation coverage under COBRA, we would have reimbursed her for, or direct payment of, her COBRA premiums (at the coverage level in effect immediately prior to her termination) until the earlier of 12 months following the termination date or the date she becomes covered under similar plans. If we determined in our sole discretion, that we could not provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, we instead would have provided a taxable monthly payment of an equivalent amount, which would be made regardless of whether she elected COBRA and would continue until the earlier of 12 months following termination or the date she becomes covered under similar plans.

If Ms. Rapp’s employment had been terminated by the Company or a successor without Cause or Ms. Rapp resigned for Good Reason, in either case, on December 31, 2022, the Rapp Employment Agreement Severance Entitlements would have had an estimated value of $1,840,544 (including $1,135,782, which is the estimated value of accelerated time-based RSUs at the Applicable Price).
If a Change in Control had occurred as of December 31, 2022 in connection with a termination of employment that resulted in acceleration under the terms of our equity incentive plans and equity award agreements of all unvested equity awards outstanding as of such date, instead of the value of the equity awards included in the termination benefits above, the value of equity awards at the Applicable Price included with such termination benefits would have been $3,297,642.
In connection with Ms. Rapp’s resignation as our Executive Vice President and Chief Financial Officer, we entered into the Rapp Offer Letter, which superseded and replaced the Rapp Executive Employment Agreement. Ms. Rapp did not receive any severance payments or benefits in connection with her resignation.
Arrangements with Ms. Favre:
On February 22, 2021, we entered into the Executive Employment Agreement with Ms. Favre (the “Favre Executive Employment Agreement”). In the event of involuntary termination of Ms. Favre’s employment by the Company or a successor without Cause or resignation for Good Reason (as such terms are defined in the Favre Executive Employment Agreement ), subject to her executing and not revoking a release of claims in favor of the Company and meeting other requirements in the Favre Executive Employment Agreement, Ms. Favre would be entitled to receive the following (the “Favre Employment Agreement Severance Entitlements”): (i) continuing severance pay at a rate equal to 100% of her annual base salary for a period of 12 months from the date of termination of employment (but if such a termination occurs within the period beginning three months prior to a Change in Control (as defined in the Favre Executive Employment Agreement) and ending 12 months following a Change in Control, then she would be entitled to receive the severance amount in a lump sum on the 60th day following the termination date); (ii) to the extent not already earned and accrued, a lump sum equivalent to 100% of her EIP bonus as in effect at the time of the applicable termination or resignation, which amount would be paid at such time annual bonuses are paid
47

to our other senior executives of the Company; (iii) accelerated vesting of her outstanding time-based RSUs that would have vested had she remained employed by the Company or a successor for 12 months following the termination date, and subject to any required approval by the Compensation Committee; and (iv) provided she timely elects healthcare continuation coverage under COBRA, we would reimburse her for, or direct payment of, her COBRA premiums (at the coverage level in effect immediately prior to her termination) until the earlier of 12 months following the termination date or the date she becomes covered under similar plans. If we determine in our sole discretion, that we cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, we would instead provide a taxable monthly payment of an equivalent amount, which would be made regardless of whether she elects COBRA and continue until the earlier of 12 months following termination or the date she becomes covered under similar plans.
If Ms. Favre’s employment had been terminated by the Company or a successor without Cause or Ms. Favre resigned for Good Reason, in either case on December 31, 2022, pursuant to the Favre Executive Employment Agreement, the Favre Employment Agreement Severance Entitlements would have had an estimated value of $1,200,440 (including $563,057, which is the estimated value of accelerated time-based RSUs at the Applicable Price).
If a Change in Control had occurred as of December 31, 2022 in connection with a termination of employment that resulted in acceleration under the terms of our equity incentive plans and equity award agreements of all unvested equity awards outstanding as of such date, instead of the value of the equity awards included in the termination benefits above, the value of equity awards at the Applicable Price included with such termination benefits would be $2,422,743.
Arrangements with Mr. Rust:
On December 15, 2022, we entered into the Rust Executive Employment Agreement with Mr. Rust in connection with his new role of Executive Vice President, Global Operations of the Company, effective December 15, 2022. The Rust Executive Employment Agreement replaced and superseded Mr. Rust’s prior Executive Employment Agreement dated September 28, 2021, effective October 1, 2021. In the event of involuntary termination of Mr. Rust’s employment by the Company or a successor without Cause or resignation for Good Reason (as such terms are defined in the Rust Executive Employment Agreement ), subject to his executing and not revoking a release of claims in favor of the Company and meeting other requirements in the Rust Executive Employment Agreement, Mr. Rust would be entitled to receive the following (the “Rust Employment Agreement Severance Entitlements”): (i) continuing severance pay at a rate equal to 100% of his annual base salary for a period of 12 months from the date of termination of employment (but if such a termination occurs within the period beginning three months prior to a Change in Control (as defined in the Rust Executive Employment Agreement) and ending 12 months following a Change in Control, then he would be entitled to receive the severance amount in a lump sum on the 60th day following the termination date); (ii) to the extent not already earned and accrued, a lump sum equivalent to 100% of his EIP bonus as in effect at the time of the applicable termination or resignation, which amount would be paid at such time annual bonuses are paid to other senior executives of the Company; (iii) accelerated vesting of his outstanding time-based RSUs that would have vested had he remained employed by the Company or a successor for 12 months following the termination date, and subject to any required approval by the Compensation Committee; and (iv) provided he timely elects healthcare continuation coverage under COBRA, we would reimburse him for, or direct payment of, his COBRA premiums (at the coverage level in effect immediately prior to his termination) until the earlier of 12 months following the termination date or the date he becomes covered under similar plans. If we determine in our sole discretion, that we cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, we would instead provide a taxable monthly payment of an equivalent amount, which would be made regardless of whether he elects COBRA and continue until the earlier of 12 months following termination or the date he becomes covered under similar plans.
If Mr. Rust’s employment had been terminated by the Company or a successor without Cause or Mr. Rust resigned for Good Reason, in either case on December 31, 2022, the Rust Employment Agreement Severance Entitlements would have had an estimated value of $1,140,034 (including $536,046, which is the estimated value of accelerated time-based RSUs at the Applicable Price).
If a Change in Control had occurred as of December 31, 2022 in connection with a termination that resulted in acceleration under the terms of our equity incentive plans and equity award agreements of all unvested equity awards outstanding as of such date, instead of the value of the equity awards included in the termination benefits above, the value of equity awards at the Applicable Price included with such termination benefits would be $1,919,206.
48

Arrangements with Mr. Green:
On February 22, 2021, we entered into the Executive Employment Agreement with Mr. Green (the “Green Executive Employment Agreement”) who departed, by mutual agreement of Mr. Green and the Company, as the Company’s Chief Revenue Officer and Executive Vice President, effective December 31, 2022. Pursuant to the Green Executive Employment Agreement, in the event of involuntary termination of Mr. Green’s employment by the Company or a successor without Cause or resignation for Good Reason (as such terms are defined in the Green Executive Employment Agreement ), subject to his executing and not revoking a release of claims in favor of NI and meeting other requirements in the Green Executive Employment Agreement, Mr. Green would have been entitled to receive the following (the “Green Employment Agreement Severance Entitlements”): (i) continuing severance pay at a rate equal to 100% of his base salary, as then in effect, for a period of 12 months from the date of termination (but if such a termination occurs in a period beginning 3 months prior to a Change in Control (as defined in his employment agreement) and ending 12 months following a Change in Control, then he would be entitled to receive the severance amount in a lump sum in 60 days); (ii) to the extent not already earned and accrued, 100% of his EIP bonus as in effect at the time of the applicable termination or resignation; (iii) accelerated vesting of his outstanding service-based RSUs that would have vested had he remained employed by NI for 12 months following the termination date, and subject to any required approval by the Compensation Committee; and (iv) provided he timely elects healthcare continuation coverage under COBRA, we will reimburse him for, or direct payment of, his COBRA premiums (at the coverage level in effect immediately prior to his termination) until the earlier of 12 months following the termination date or the date he becomes covered under similar plans. If we determined in our sole discretion, that we cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, we would have instead provided a taxable monthly payment of an equivalent amount, which would be made regardless of whether he elects COBRA and continue until the earlier of 12 months following termination or the date the executive becomes covered under similar plans.
In connection with Mr. Green’s departure from the Company as our Chief Revenue Officer and Executive Vice President, effective December 31, 2022, we entered into (i) the Transition Agreement and Release with Mr. Green on November 14, 2022, which became effective on November 22, 2022 (the “Transition Agreement”), and (ii) the Separation Agreement and Release with Mr. Green, attached as an exhibit to the Transition Agreement, on December 23, 2022, which became effective on December 31, 2022 (the “Separation Agreement,” and together with the Transition Agreement, the “Green Transition and Separation Agreement”). The Green Transition and Separation Agreement superseded and replaced the Green Executive Employment Agreement as of November 22, 2022.
Pursuant to the Separation Agreement, Mr. Green received (i) the Green Employment Agreement Severance Entitlements to which he was entitled pursuant to Section 6(a) (Termination Without Cause or Resignation for Good Reason) of his existing Green Executive Employment Agreement (effective February 22, 2021) subject to Mr. Green agreeing to a release of claims in favor of the Company and reaffirming his commitment to comply with his existing non-compete and no solicitation covenants and confidentiality obligations and (ii) a Company-owned laptop. Pursuant to the Transition Agreement, Mr. Green received a lump sum payment of $10,000 for executive transition services (paid in December 2022) subject to Mr. Green agreeing to a release of claims in favor of the Company and reaffirming his commitment to comply with his existing non-compete and no solicitation covenants and confidentiality obligations. See the section entitled “Payments and Benefits Provided to Mr. Green In Connection with his Departure” below for more information about his severance payments and benefits received in connection with his departure.
Equity Awards of Named Executive Officers
Our Named Executive Officers may benefit along with non-executive employees from acceleration provisions under the terms of our 2010 Incentive Plan, 2015 Incentive Plan, 2020 Incentive Plan and 2022 Incentive Plan that are applicable to all participating employees. Further, each of our Named Executive Officers also have PRSUs under our 2015 Incentive Plan, 2020 Incentive Plan, and 2022 Incentive Plan with special vesting terms upon a change of control of the Company, as further described below.
The 2010 Incentive Plan provides for acceleration of all unvested restricted stock units in the event of a change of control of the Company. A change of control under the 2010 Incentive Plan means any of the following events:
•	any person becomes the beneficial owner of 50% or more of the total voting power represented by our outstanding voting securities;
•	existing members of our Board cease to constitute at least a majority of the Board;
49

•	a public announcement is made of a tender or exchange offer for 50% or more of the outstanding voting securities and it is not opposed by our Board;
•
our stockholders approve a merger or consolidation with any other corporation or partnership, unless our stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.
In the case of unvested restricted stock units under the 2010 Incentive Plan, 100% of the restricted stock units that have not vested as of the date of death or disability will immediately vest (provided that such death or disability occurs prior to the 15th anniversary of the vesting commencement date).
Pursuant to the 2015 Incentive Plan, 2020 Incentive Plan and 2022 Incentive Plan, in the event of a change in control of the Company, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or restricted stock units will immediately be accelerated, and the restrictions will expire, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. With the exception of the two forms of award agreement under the 2015 Incentive Plan, the PRSU award agreements under the 2015 Incentive Plan, 2020 Incentive Plan and 2022 Incentive Plan provide that the number of PRSUs eligible to vest at 100% of target levels will be scheduled to vest in equal monthly installments following the change of control over the remainder of the original performance period, except that they will immediately vest if the PRSUs are not assumed or substituted in connection with the change in control. Following any such assumption or substitution of awards in connection with a change in control, if an employee is terminated without Cause (as defined in the applicable plan) within 24 months following the change in control, then the restriction period of any award of restricted stock or restricted stock units will immediately be accelerated, and the restrictions will expire, and, with respect to the respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In the event of a change in control involves a restructuring (as such term is defined in the plans) or occurs in connection with a series of related transactions involving a restructuring, and if the Company is not the surviving entity, and as a part of the restructuring stock, other securities, cash, or property are exchanged for shares of Company stock, then the award recipient shall be entitled to purchase or receive, as appropriate for the form of award, the number of shares, other securities, cash, or property to which that number of shares of Company stock would have been entitled in connection with such restructuring. Additionally, award agreements under the 2015 Incentive Plan, 2020 Incentive Plan and 2022 Incentive Plan provide for acceleration of all unvested time-based RSUs in the event of the award recipient’s death or disability (provided that such death or disability occurs prior the 15th anniversary of the vesting commencement date), except that both time-based RSUs and PRSUs vest under one of the 2015 Incentive Plan forms of award agreement.
A change in control under the 2015 Incentive Plan, 2020 Incentive Plan and 2022 Incentive Plan means any of the following events:
•	any person becomes the beneficial owner of 50% or more of the total voting power represented by our outstanding voting securities;
•	the sale or disposition by us of all or substantially all of our assets;
•	existing members of our Board cease to constitute at least a majority of the Board; or
•
the consummation of a merger or consolidation of us with any other corporation, unless our stockholders prior to such transaction will hold at least 50% of the voting power of the surviving or acquiring entity.

50

Estimated Values of Termination and Change in Control Severance Payments to Named Executive Officers
The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements of our NEOs, under the circumstances described below, assuming their employment was terminated on December 31, 2022. Because Mr. Green’s employment terminated on December 31, 2022, his arrangements are not discussed in this section. Mr. Green’s severance package is described below under “Payments and Benefits Provided to Mr. Green in Connection with His Departure.” Ms. Rapp did not receive any severance payments or benefits in connection with her resignation.
Named Executive Officer	Voluntary Termination ($)(1)	Change in Control ($)(2)	Involuntary Termination Outside of a Change in Control ($)(3)	Involuntary Termination in Connection with a Change in Control ($)(4)	Death or Disability ($)(5)
Eric H. Starkloff	—	10,589,082	4,352,305	12,109,533	10,589,082
Karen M. Rapp	—	3,297,642	1,840,544	4,002,404	3,297,642
Ritu Favre	—	2,422,743	1,200,440	3,060,126	2,523,194
Scott A. Rust	—	1,919,206	1,140,034	2,523,194	1,919,206
(1)	Voluntary Termination. The Company does not pay severance benefits upon voluntary termination.
(2)
Change in Control. The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control. The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the successor entity does not agree to assume or substitute for the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

The amounts in this column represent the aggregate value of accelerated vesting in respect of unvested time-based RSUs and unvested PRSUs held by the NEOs (other than Mr. Green), calculated based on the Applicable Price assuming that (i) a change in control transaction had occurred as of December 31, 2022, and (ii) the successor entity did not assume or substitute for the NEOs’ outstanding equity awards and their respective unvested and outstanding awards fully accelerated upon such change in control, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria were deemed achieved at one hundred percent (100%) of target levels.
Named Executive Officer	RSUs	PRSUs
Eric H. Starkloff	$4,980,762	$5,608,320
Karen M. Rapp	1,741,237	1,556,405
Ritu Favre	1,177,147	1,245,596
Scott A. Rust	1,023,717	895,489
(3)
Involuntary Termination Outside of a Change in Control. We have entered into certain termination severance arrangements with our NEOs as described above under “—Termination and Change in Control Severance Arrangements with our Named Executive Officers.” The following table shows a breakdown of payments that would have been due to our NEOs (other than Mr. Green) if an involuntary termination outside of a change of control had occurred as of December 31, 2022.

Named Executive Officer	Base Cash Severance	Bonus Cash Severance	COBRA Premiums	Accelerated RSUs	Total
Eric H. Starkloff	1,102,500	385,191	32,760	2,831,854	4,352,305
Karen M. Rapp	500,000	194,100	10,662	1,135,782	1,840,544
Ritu Favre	450,000	174,690	12,693	563,057	1,200,440
Scott A. Rust	425,000	164,985	14,003	536,046	1,140,034
The amounts in the table above in the column entitled “Accelerated RSUs” represent the aggregate value of accelerated vesting in respect of outstanding time-based RSUs held by the NEOs (other than Mr. Green).
(4)	Involuntary Termination in Connection with a Change in Control.
The following table shows a breakdown of payments that would have been due to our NEOs (other than Mr. Green) if an involuntary termination in connection with a change of control had occurred as of December 31,
51

2022, assuming (i) the successor entity had not assumed or substituted for outstanding equity awards in connection with such change in control transaction and (ii) an involuntary termination in connection with a change of control had occurred as of December 31, 2022.
Named Executive Officer	Base Cash Severance	Bonus Cash Severance	COBRA Premiums	Accelerated RSUs	Accelerated PRSUs	Total
Eric H. Starkloff	1,102,500	385,191	32,760	4,980,762	5,608,320	12,109,533
Karen M. Rapp	500,000	194,100	10,662	1,741,237	1,556,405	4,002,404
Ritu Favre	450,000	174,690	12,693	1,177,147	1,245,596	3,060,126
Scott A. Rust	425,000	164,985	14,003	1,023,717	895,489	2,523,194
The following table shows a breakdown of the aggregate value of accelerated vesting in respect of unvested RSUs and unvested PRSUs held by our NEOs (other than Mr. Green) that were executive officers of the Company as of December 31, 2022, calculated based on the Applicable Price, assuming (i) the successor entity had assumed or substituted for outstanding equity awards in connection with such change in control transaction and (ii) an involuntary termination in connection with a change of control had occurred as of December 31, 2022.
Named Executive Officer	RSUs	PRSUs
Eric H. Starkloff	$1,909,354	$—
Karen M. Rapp	1,135,782	—
Ritu Favre	563,057	—
Scott A. Rust	536,046	—
(5)
Death or Disability. The Company has not entered into any arrangements with any of its executive officers to provide severance payments upon a death or disability. The 2010 Incentive Plan provides for acceleration of all unvested restricted stock units in the event of the award recipient’s death or disability. The 2022 Incentive Plan provides that vesting and other restrictions may be accelerated in the event of the award recipient’s death or disability at the plan administrator’s sole discretion. The NEO’s time-vesting RSUs provide for accelerated vesting if a termination due to death or disability occurs prior to the 15th anniversary of the vesting commencement date.

The amounts in this column represent the aggregate value of accelerated vesting in respect of unvested equity awards held by the NEOs (other than Mr. Green), calculated based on the Applicable Price assuming that a death or disability had occurred as of December 31, 2022 and the plan administrator elected to accelerate vesting of the NEOs’ awards.
Payments and Benefits Provided to Mr. Green In Connection with his Departure
Mr. Green, our former Chief Revenue Officer and Executive Vice President, Portfolio Business Unit, departed from the Company, effective December 31, 2022, by mutual agreement of Mr. Green and the Company. In connection with his departure from the Company, we entered into the Green Transition and Separation Agreement, which superseded and replaced the Green Executive Employment Agreement.
Pursuant to the Separation Agreement, Mr. Green received the following:
•
The Green Employment Agreement Severance Entitlements to which he was entitled pursuant to Section 6(a) (Termination Without Cause or Resignation for Good Reason) of his existing Green Executive Employment Agreement consisting of the following:

○	payments of $595,000, less applicable withholding, representing 12 months of his annual base salary (paid in the form of salary continuation from December 31, 2022 to December 31, 2023);
○
a lump sum payment in the amount of $595,000, representing 100% of his annual cash incentive bonus payment, which was paid in March 2023 at the same time the EIP bonus was paid to other senior executives of the Company; and

○	reimbursement, or payment directly on his behalf, of COBRA premiums through December 31, 2023, or the date that he becomes eligible for coverage under a subsequent employer’s plan; and
•	A Company-owned laptop.
52

Pursuant to the Transition Agreement, Mr. Green received the payment of $10,000 for executive transition services (paid as a lump sum in December 2022) as well as continued employment from November 15, 2022 to December 31, 2022.
In addition, pursuant to Separation Agreement, the portion of Mr. Green’s outstanding time-based RSU awards that would have vested had Mr. Green remained employed through December 31, 2023 (representing 22,582 units, which would have had a value of $833,276 at the Applicable Price) were accelerated and vested upon his departure on December 31, 2022. The remaining portions of his time-based RSU awards with vesting dates after December 31, 2023 were forfeited upon his departure on December 31, 2022. Additionally, the PRSUs that were scheduled to vest after December 31, 2022 (such as the PRSUs granted in 2021 and 2022) were forfeited.
53

CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees (other than our President and CEO) and the annual total compensation of our President and CEO, who was serving in that position on December 31, 2022.
To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•
We selected December 31, 2020, the date of the most recent and validated global employee data file, as the date upon which we identified the median employee. We used the same median employee as used in our disclosure for fiscal year 2020 and 2021 because during fiscal year 2022 there was no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure.

•
We identified the “median employee” by taking all employees, excluding our President and CEO and the other excluded groups described below, and ranking them based on annualized U.S. dollar equivalent direct compensation, including the value of stock awards, and converting the base salary and bonus payouts in local currency utilizing the latest exchange rate table provided by our finance team.

•
In performing our analysis, we excluded those individuals that perform work for us but are paid by a third-party. The total number of U.S. and non-U.S. employees used for our de minimis calculation was 7,035. We then excluded employees in those countries that had less than 75 employees. The total number of employees subject to this exclusion equaled 4.5% of our total global population, as permitted by the applicable SEC de minimis rule. The jurisdictions from which those employees are being excluded, and the approximate number of employees excluded from each jurisdiction, are as follows: Singapore, 51; Italy, 50; Mexico, 39; Ireland, 25; Belgium, 22; Brazil, 21; Philippines, 20; Russian Federation, 18; Canada, 10; Sweden, 9; Netherlands, 8; Switzerland, 7; Austria, 5; Lebanon, 5; Colombia, 4; Czech Republic, 4; Hong Kong, 4; Thailand, 4; Denmark, 3; Poland, 3; Spain, 2; Vietnam, 2; Finland, 1; and Indonesia, 1.

•
We have estimated the median of the annual total compensation of all employees of our Company (other than our President and CEO) was $51,375 (using a consistently applied compensation measure of base salary, plus bonus, target commission, and the value of stock awards, as applicable).

•
We then calculated all the elements of such median employee’s compensation for fiscal year 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $63,362, which includes the median employee’s total compensation as previously calculated and including additional elements such as term life insurance premiums paid by the Company and overtime.

•	In determining our calculation, the annual total compensation of our President and CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $8,398,504.
Based on this information, for fiscal year 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 133 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
54

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and the financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
2022 Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO (Eric Starkloff)[1]	Compensation Actually Paid to PEO (Eric Starkloff)[2]	Summary Compensation Table Total for Former PEO (Alexander Davern)[3]	Compensation Actually Paid to Former PEO (Alexander Davern)[4]	Average Summary Compensation Table Total for Non-PEO NEOs[5]	Average Compensation Actually Paid to Non-PEO NEOs[6]	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Non-GAAP Revenue Growth (%)[10]
							Total Shareholder Return[7]	Peer Group Total Shareholder Return[8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2022	$8,398,504	$5,219,573	—	—	$2,765,286	$1,846,979	$87	$80	$139.6	11.0%
2021	$8,190,385	$5,028,215	—	—	$2,919,793	$2,434,470	$102	$115	$89.3	13.4%
2020	$11,465,634	$11,818,530	$461,768	$(4,713,424)	$1,843,737	$1,839,488	$107	$120	$143.7	-6.0%
[1]
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Starkloff (our President and CEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

[2]
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Starkloff, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Starkloff during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Starkloff’s total compensation as reported in the Summary Compensation Table for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO (Eric Starkloff)	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO (Eric Starkloff)
2022	$8,398,504	($7,266,432)	$4,087,501	$5,219,573
2021	$8,190,385	($6,659,514)	$3,497,344	$5,028,215
2020	$11,465,634	($10,414,680)	$10,767,576	$11,818,530
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
55

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$6,816,189	$(1,488,915)	$—	$(889,312)	$(350,460)	$—	$4,087,501
2021	$5,883,499	$(1,884,822)	$—	$(196,363)	$(304,970)	$—	$3,497,344
2020	$10,639,879	$327,527	$—	$(199,830)	$—	$—	$10,767,576
[3]
Mr. Davern ceased to be our CEO, effective January 31, 2020, and continued to serve on our Board. The dollar amount reported in column (d) is the amount of total compensation reported for Mr. Davern for 2020 in the “Total” column of the 2020 Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table” in our proxy statement for our 2021 Annual Meeting of Stockholders. As Mr. Davern was not a Named Executive Officer for 2021 and 2022, we did not provide compensation information for such years.

[4]
The dollar amount reported in column (e) represents the amount of “compensation actually paid” to Mr. Davern in 2020, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amount does not reflect the actual amount of compensation earned by or paid to Mr. Davern during 2020. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Davern’s total compensation as reported in the Summary Compensation Table compensation for 2020 to determine the compensation actually paid in 2020:

Year	Reported Summary Compensation Table Total for Former PEO (Alexander Davern)	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to Former PEO (Alexander Davern)
2020	$461,768	($131,252)	$(5,043,940)	$(4,713,424)
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for 2020.
(b)
The equity award adjustments for 2020 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2020 that are outstanding and unvested as of December 31, 2020; (ii) the amount of change as of December 31, 2020 (from the end of December 31, 2019) in fair value of any awards granted in prior years that are outstanding and unvested as of December 31, 2020; (iii) for awards that are granted and vest in 2020, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2020, the amount equal to the change as of the vesting date (from the end of the December 31, 2019) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2020, a deduction for the amount equal to the fair value at the end of December 31, 2019; and (vi) the dollar value of any dividends or other earnings paid on stock awards in 2020 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other

56

component of total compensation for 2020. The valuation assumptions used to calculate fair value did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2020	$156,251	$—	$—	$(499,909)	$(4,700,282)	$—	$(5,043,940)
[5]
The dollar amounts reported in column (f) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Starkloff who has served as our President and CEO since February 2020 and Mr. Davern who served as our CEO through January 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Starkloff and Mr. Davern, as applicable) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2021, Karen Rapp, Jason Green, Scott Rust and Ritu Favre and (ii) for 2020, Karen Rapp, Jason Green, Scott Rust and Carla Pineyro Sublett.

[6]
The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Starkloff and Mr. Davern), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Starkloff and Mr. Davern) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation as reported in the Summary Compensation Table compensation for the NEOs as a group (excluding Mr. Starkloff and Mr. Davern) for each year to determine the compensation actually paid, using the same methodology described above in Footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,765,286	$(1,772,455)	$854,148	$1,846,979
2021	$2,919,793	$(2,053,900)	$1,568,578	$2,434,470
2020	$1,843,737	$(1,182,923)	$1,178,674	$1,839,488
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$1,619,185	$ (272,630)	$—	$(280,159)	$(212,248)	$—	$854,148
2021	$1,893,716	$(171,934)	$—	$(54,649)	$(98,555)	$—	$1,568,578
2020	$1,158,516	$70,246	$—	(50,088)	$—	$—	$1,178,674
[7]
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

[8]	The peer group used for this purpose is the following published industry index: Russell 2000 Index.
57

[9]	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
[10]
Non-GAAP organic revenue growth (“Revenue Growth”) is defined as GAAP revenue (excluding (i) any acquisitions by the Company other than N H Research, LLC or (ii) any dispositions by the Company). While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Revenue Growth is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

Tabular List of Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The performance measures that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Revenue Growth
•	Non-GAAP operating margin levels based on organic results (“Operating Margin”)
•	Recurring billed value of all termed software subscription license agreements and perpetual maintenance agreements normalized to a one-year period (“Software Annual Recurring Revenue”).
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable “pay-for-performance” philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance Table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.
58

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to our principal executive officer (or, in 2020, paid to both Mr. Starkloff and Mr. Davern) and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Starkloff and Mr. Davern) is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Ms. Starkloff and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” in 2022, the Company targeted that approximately 78% of the value of the total compensation awarded to our President and CEO and 60% of the value of the total compensation awarded to our other NEOs was to be comprised of equity awards, including RSUs and PRSUs.

59

Compensation Actually Paid and Net Income
As demonstrated by the following graph, the amount of compensation actually paid to our principal executive officer (or, in 2020, paid to both Mr. Starkloff and Mr. Davern) and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Starkloff and Mr. Davern) is generally aligned with the Company’s net income over the three years presented in the table. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure Revenue Growth. As discussed earlier, EIP payout to NEOs is determined based on the attainment of key corporate financial and operational objectives, including Revenue Growth. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company targets that approximately 22% of the value of total compensation awarded to our principal executive officer consists of amounts determined under the Company short-term incentive compensation program and approximately 40% of the average value of total compensation awarded to our other NEOs consists of amounts determined under the Company short-term incentive compensation program.

60

Compensation Actually Paid and Revenue Growth
As demonstrated by the following graph, the amount of compensation actually paid to our principal executive officer (or, in 2020, paid to both Mr. Starkloff and Mr. Davern) and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Starkloff and Mr. Davern) is generally aligned with the Company’s Revenue Growth over the three years presented in the table. As described above, Revenue Growth is defined as non-GAAP organic revenue growth (excluding any acquisitions or dispositions by the Company). While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Revenue Growth is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes Revenue Growth when determining the EIP payout to our NEOs. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” in 2022, the Company targets that approximately 22% of the value of total compensation awarded to our principal executive officer consists of amounts determined under the Company short-term incentive compensation program and approximately 40% of the average value of total compensation awarded to our other NEOs consists of amounts determined under the Company short-term incentive compensation program. Additionally, in 2022, the Company targeted that approximately 78% of the value of the total compensation awarded to our President and CEO and 60% of the value of the total compensation awarded to our other NEOs was to be comprised of equity awards, including RSUs and PRSUs.

61

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was -13%, while the cumulative TSR of the peer group presented for this purpose, the Russell 2000, was -21% over the three years presented in the table. The Company’s cumulative TSR remained relatively steady compared to the Russell 2000 during the three years presented in the table, including in fiscal 2022 despite a challenging geopolitical and macroeconomic environment, including global supply chain disruptions, inflationary pressure and ongoing impacts from the COVID-19 pandemic, representing the Company’s resilient performance as compared to the companies comprising the Russell 2000 peer group. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining executive compensation, please see the section entitled “Executive Compensation – Compensation Discussion and Analysis.”

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, we believe that, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.
62

EQUITY COMPENSATION PLAN INFORMATION
The number of shares issuable upon exercise of outstanding restricted stock unit awards (RSUs and PRSUs) granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2022, are summarized in the table below. We had no outstanding options, warrants or other rights under equity compensation plans that have not been approved by stockholders as of such date.
Plan category	Number of shares to be issued upon vesting of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights (2)	Number of shares remaining for future issuance under equity compensation plans (3)
Equity compensation plans approved by stockholders	4,020,452	—	10,249,246
Equity compensation plans not approved by stockholders	—	—	—
Total	4,020,452	—	10,249,246
(1)	Includes 4,020,452 shares to be issued upon the vesting of outstanding restricted stock units.
(2)	All awards were restricted stock units which do not have an exercise price.
(3)	Includes 6,176,156 shares available for future issuance under the 2022 Incentive Plan and 4,073,090 shares available for future issuance under the ESPP.
63

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Gayla J. Delly, James E. Cashman, III, Dr. Gerhard P. Fettweis and Michael E. McGrath. All members of the Audit Committee meet the independence requirements of the Nasdaq listing standards.
Management is responsible for NI’s internal controls and the financial reporting process. NI’s independent registered public accounting firm is responsible for performing an independent audit of NI’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of NI’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met 5 times during fiscal 2022 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter, which includes oversight of NI’s internal audit function.
As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of NI’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as amended.
The Audit Committee has also received the written disclosures from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.
Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NI’s Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the SEC.
AUDIT COMMITTEE
Gayla J. Delly, Chair
James E. Cashman, III
Dr. Gerhard P. Fettweis
Michael E. McGrath
64

PROPOSAL TWO: APPROVAL OF EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay”).
As described under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our Named Executive Officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both NI’s performance and individual performance.
Stockholders are urged to read the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation — Summary Compensation Table” section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers and additional details about our executive compensation programs, including information about fiscal year 2022 compensation of our Named Executive Officers. The Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Say-on-Pay vote is advisory, and therefore not binding on NI, the Compensation Committee, or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Say-on-Pay vote is conducted annually, and the next such vote will occur at the 2024 annual meeting of stockholders.
Vote Required; Recommendation of the Board of Directors
Approval of NI’s executive compensation program requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote who are present, in person or by proxy, on the proposal.
The Board of Directors unanimously recommends a vote “FOR” the approval of National Instruments Corporation's Executive Compensation Program, as described in this Proxy Statement.
65

PROPOSAL THREE: APPROVAL OF
FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
As described in Proposal Two above, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal Three affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting. Under this Proposal Three, stockholders may vote to have the Say-on-Pay vote every year, every two years, or every three years.
Our stockholders voted on a similar proposal in 2017 with most stockholders voting to hold the Say-on-Pay vote every year. Our Board and Compensation Committee continue to believe that Say-on-Pay advisory votes should be conducted each year so that our stockholders may express their views on our executive compensation program and the Compensation Committee can consider such views in its compensation planning for the fiscal year following the Say-on-Pay advisory vote.
Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”
It is expected that the next Say-on-Pay frequency vote will occur at the 2029 annual meeting of stockholders.
Vote Required; Recommendation of the Board of Directors
The selection regarding the frequency of the stockholder vote on executive compensation receiving the highest number of “FOR” votes shall be considered the frequency of the stockholder vote on executive compensation that is preferred by our stockholders. As an advisory vote, this proposal is not binding on NI, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting a Say-on-Pay vote.
The Board recommends that on Proposal Three you vote for future advisory votes on executive compensation to occur every “1 Year.”
66

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The charter of our Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP (“E&Y”) as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board is asking the stockholders to ratify this appointment of E&Y, which has served as NI’s independent registered public accounting firm since June 2005.
In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of NI and NI’s stockholders.
A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2022 and 2021, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the audit of NI’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $2,971,000 and $1,954,000, respectively.
Audit-Related Fees
Audit-related fees for each of 2022 and 2021 were $0.
The services rendered related to professional services that are reasonably related to the performance of the world-wide audit or review of NI's financial statements.
Tax Fees
The aggregate fees billed for professional tax services rendered for 2022 and 2021 were approximately $757,000 and $458,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.
All Other Fees
There were no fees billed for other services in 2022 or 2021.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. During 2022 and 2021, the Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y. E&Y has not performed any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.
67

Vote Required; Recommendation of the Board of Directors
Ratification of the appointment of E&Y as National Instruments Corporation’s independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote who are present at the meeting (electronically) or by proxy, on the proposal.
Upon the recommendation of the Audit Committee, the Board of Directors unanimously recommends a vote “FOR” the ratification of the Appointment of E&Y as National Instruments Corporation's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2023.
68

CODE OF ETHICS
Our Board adopted a Code of Ethics that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose any changes to or waivers from this code by posting to our website if disclosure is required by SEC or Nasdaq rules.
OTHER MATTERS
NI knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS

R. Eddie Dixon, Jr.
Chief Legal Officer, Senior Vice President & Secretary
Austin, Texas
March 27, 2023
69

Forward Looking Statements
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that are subject to risks and uncertainties. Any statements contained herein regarding our future financial performance, operations, strategy and goals relating to Engineering Hope and our corporate impact strategy or other matters (including, without limitation, statements to the effect that we “believe,” “expect,” “plan,” “may,” “could,” “will,” “intend to,” “project,” “predict,” “anticipate,” “continue,” “seek to,” “strive to,” “endeavor to,” “are committed to,” “remain committed to,” “focus on,” “are encouraged by,” “remain cautious,” “remain optimistic” or “estimate”; statements of “goals,” “initiatives,” “commitments,” “strategy”, “focus” or “visions”; or other variations thereof or comparable terminology or the negative thereof) should be considered forward-looking statements. All forward-looking statements are based on current expectations and projections of future events. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not guarantees of performance and actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors which could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include without limitation: the global shortage of key components; effect of the global economic and geopolitical conditions; our international operations and foreign economies; adverse public health matters, including epidemics and pandemics such as the COVID-19 pandemic; our ability to effectively manage our partners and distribution channels; interruptions in our technology systems or cyber-attacks on our systems; the dependency of our product revenue on certain industries and the risk of contractions in such industries; concentration of credit risk and uncertain conditions in the global financial markets; our ability to compete in markets that are highly competitive; our ability to release successful new products or achieve expected returns; the risk that our manufacturing capacity and a substantial majority of our warehousing and distribution capacity are located outside of the U.S.; our dependence on key suppliers and distributors; longer delivery lead times from our suppliers; risk of product liability claims; dependence on our proprietary rights and risks of intellectual property litigation; the continued service of key management, technical personnel and operational employees; our ability to comply with environmental laws and associated costs; our ability to maintain our website; the risks of bugs, vulnerabilities, errors or design flaws in our products; our restructuring activities; our exposure to large orders; our shift to more system orders; our ability to effectively manage our operating expenses and meet budget; fluctuations in our quarterly results due to factors outside of our control; our outstanding debt; the interest rate risk associated with our variable rate indebtedness; seasonal variation in our revenues; our ability to comply with laws and regulations; changes in tax rates and exposure to additional tax liabilities; our ability to make certain acquisitions or dispositions, integrate the companies we acquire or separate the companies we sold and/or enter into strategic relationships; risks related to currency fluctuations; provisions in charter documents and Delaware law that delay or prevent our acquisition; and risks related to our strategic review process. We direct readers to our Form 10-K for the year ended December 31, 2022 and the other documents we file with the SEC for other risks associated with our future performance. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ANNEX I
NON-GAAP FINANCIAL MEASURES
Below is a reconciliation of certain non-GAAP financial measures discussed in our 2022 Proxy Statement.
Non-GAAP Organic Revenue
Reconciliation of Revenue to Organic Revenue	FY22
Revenue, as reported	1,656,975
Impact of acquisition related fair value adjustments	956
Non-GAAP revenue	1,657,931
Acquisitions/divestitures (other than the acquisition of N H Research, LLC)	(24,439)
Organic revenue	1,633,492
Non-GAAP Operating Margin
Reconciliation of Operating Margin to Organic Operating Margin	FY22
Operating margin, as reported	11.6%
Stock-based compensation	4.7%
Amortization of acquisition-related intangibles and fair value adjustments	2.8%
Acquisition transaction and integration costs, restructuring charges and other	0.5%
Net amortization of internally developed software costs	0.3%
Non-GAAP operating margin	19.9%
Acquisitions/divestitures	0.5%
Organic operating margin	20.4%
I-1

SCAN TO
VIEW MATERIALS & VOTE

NATIONAL INSTRUMENTS CORPORATION
11500 NORTH MOPAC EXPRESSWAY
AUSTIN, TX 78759

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM ET on May 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NATI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM ET on May 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D99575-P85876

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL INSTRUMENTS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael E. McGrath
02) Alexander M. Davern

The Board of Directors recommends you vote FOR proposals 2 and 4 and 1 YEAR on proposal 3.

	For	Against	Abstain
2. To approve, on an advisory (non-binding) basis, National Instruments Corporation's executive compensation program.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory (non-binding) basis, the frequency of stockholder votes on National Instruments Corporation's executive compensation program.	☐	☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment of the meeting, the person(s) named as proxie(s) will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D99576-P85876

PROXY
NATIONAL INSTRUMENTS CORPORATION
2023 Annual Meeting of Stockholders
May 9, 2023
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 27, 2023, and the 2022 Annual Report to Stockholders and hereby appoints Michael E. McGrath and Eric H. Starkloff, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2023 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 9, 2023 at 9:00 AM CDT, at www.virtualshareholdermeeting.com/NATI2023, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF EACH OF MICHAEL E. MCGRATH AND ALEXANDER M. DAVERN TO THE BOARD OF DIRECTORS; "FOR" THE ADVISORY (NON-BINDING) APPROVAL OF NATIONAL INSTRUMENTS CORPORATION'S EXECUTIVE COMPENSATION PROGRAM; FOR "1 YEAR" IN THE ADVISORY (NON-BINDING) APPROVAL FOR THE FREQUENCY OF STOCKHOLDER VOTES ON NATIONAL INSTRUMENTS CORPORATION'S EXECUTIVE COMPENSATION PROGRAM; "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NATIONAL INSTRUMENTS CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side